     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                         NATIONAL CITY BANCSHARES, INC.

             (Exact name of registrant as specified in its charter)

          INDIANA                       6711                  35-1632155
      (State or other            (Primary Standard           (IRS Employer
       jurisdiction of               Industrial             Identification
     incorporation or           Classification Code             Number)
       organization)                  Number)

         227 MAIN STREET, P.O. BOX 868, EVANSVILLE, INDIANA 47705-0868
                                 (812) 464-9677

   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                                 ROBERT A. KEIL
                         NATIONAL CITY BANCSHARES, INC.
                                227 MAIN STREET
                                  P.O. BOX 868
                         EVANSVILLE, INDIANA 47705-0868
                                 (812) 464-9677
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

 David C. Worrell, Esq.     Theodore L. Eissfeldt,
     Baker & Daniels                 Esq.
300 North Meridian Street      Howard & Howard
       Suite 2700          The Creve Coeur Building
  Indianapolis, Indiana           Suite 200
          46204               321 Liberty Street
     (317) 237-0300         Peoria, Illinois 61602
                                (309) 672-1483

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED MAXIMUM         PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                        AMOUNT TO BE        OFFERING PRICE             AGGREGATE
                SECURITIES TO BE REGISTERED                       REGISTERED            PER UNIT              OFFERING PRICE
Common Stock, without par value.............................    414,083(1)(2)              (3)                $9,871,997(3)


                   TITLE OF EACH CLASS OF                         AMOUNT OF
                SECURITIES TO BE REGISTERED                    REGISTRATION FEE
Common Stock, without par value.............................      $2,209(2)

(1) Based on the maximum number of shares of National City Bancshares, Inc. Common Stock that may be issued in the Merger.

(2) In addition to the amounts indicated, pursuant to Rule 429 under the Securities Act of 1933, an aggregate of 163,334 shares are being carried forward from two earlier registration statements. The aggregate filing fees associated with such shares that were previously paid with the earlier registration statements were $704.

(3) Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the book value per share of the common stock of Illinois One Bancorp, Inc. as of December 31, 1997.
                           --------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO REGISTRATION STATEMENTS NOS. 333-29399 AND 333-37469, PREVIOUSLY FILED BY THE REGISTRANT ON FORM S-4 AND DECLARED EFFECTIVE ON JULY 1, 1997 AND NOVEMBER 13, 1997, RESPECTIVELY. THIS NEW REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENTS NOS. 333-29399 AND 333-37469, AND SUCH POST EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS NEW REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    [ILLINOIS ONE BANCORP, INC. LETTERHEAD]

                                                                          , 1998

Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders of Illinois One Bancorp, Inc. ("IOBI") to be held at 11:00 a.m., local time, on
           , 1998 at the office of Illinois One Bank, National Association located at Posey Avenue and Lincoln Boulevard West, Shawneetown, Illinois. At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 15, 1997, which provides for the merger (the "Merger") of IOBI with and into National City Bancshares, Inc. ("NCBE").

    If the Merger is approved and consummated, each issued and outstanding share of common stock of IOBI ("IOBI Common"), other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive from NCBE that number of shares of NCBE common stock ("NCBE Common") having an aggregate Average Value (as defined in the Merger Agreement) of $9,269.13, but not less than 221.22 or more than 243.28 shares of NCBE Common. The provisions for converting shares of IOBI Common into NCBE Common and cash in lieu of fractional shares are set forth in the Merger Agreement and described in the accompanying Prospectus/Proxy Statement.

    After careful review and consideration, your Board of Directors believes that the proposed Merger is in the best interests of IOBI and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT.

    Please read the accompanying Prospectus/Proxy Statement which describes the Merger and related matters in more detail. Your participation in the Special Meeting, in person or by proxy, is important. The affirmative vote of the holders of two-thirds of the shares of IOBI Common outstanding and entitled to vote is required to approve the Merger. Therefore, please mark, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously mailed in your proxy card. In the event that proxies representing a sufficient number of votes to approve the Merger are not obtained prior to the Special Meeting, a proposal to adjourn the Special Meeting in order to solicit additional proxies will be put to a vote at the Special Meeting.

                                          Sincerely,

                                          James J. Galt
                                          PRESIDENT

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           ILLINOIS ONE BANCORP, INC.

                          To be held on         , 1998

TO THE SHAREHOLDERS OF ILLINOIS ONE BANCORP, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Illinois One Bancorp, Inc. ("IOBI"), an Illinois corporation, will
be held on        , 1998, at 11:00 a.m., local time, at the office of Illinois
One Bank, National Association, located at Posey Avenue and Lincoln Boulevard West, Shawneetown, Illinois, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 15, 1997, between IOBI and National City Bancshares, Inc. ("NCBE"), an Indiana corporation, and the transactions contemplated thereby, pursuant to which, among other things, IOBI will be merged (the "Merger") with and into NCBE, upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Prospectus/Proxy Statement.

    2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

    A copy of the Merger Agreement is attached as Appendix A to the accompanying Prospectus/Proxy Statement and is incorporated by reference in this Notice.

    The Board of Directors of IOBI has fixed the close of business on        ,
1998, as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. In the event that proxies representing a sufficient number of votes to approve the Merger are not obtained prior to the Special Meeting, a proposal to adjourn the Special Meeting in order to solicit additional proxies will be put to a vote at the Special Meeting.

    THE BOARD OF DIRECTORS OF IOBI HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ITS SHAREHOLDERS. THE BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF IOBI VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT DESCRIBES THE RIGHTS OF IOBI SHAREHOLDERS TO DISSENT FROM THE MERGER AND THE PROCEDURES WHICH MUST BE FOLLOWED IN ORDER TO PERFECT SUCH RIGHTS.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors,
                                          Patrick Felker, Secretary

Shawneetown, Illinois
       , 1998

                         NATIONAL CITY BANCSHARES, INC.

                                   PROSPECTUS
                      UP TO 577,417 SHARES OF COMMON STOCK
                             ---------------------

                           ILLINOIS ONE BANCORP, INC.

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 1998

    This Prospectus/Proxy Statement relates to the proposed acquisition of Illinois One Bancorp, Inc. ("IOBI"), an Illinois corporation, by National City Bancshares, Inc. ("NCBE"), an Indiana corporation, by means of the merger (the "Merger") of IOBI with and into NCBE, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 15, 1997, between IOBI and NCBE. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

    This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of IOBI to be used at the Special Meeting of Shareholders (the "Special Meeting") of IOBI to be held on
           , 1998. At the Special Meeting, holders of shares of IOBI's common stock, no par value ("IOBI Common"), will be asked to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof at the Special Meeting. In the event that proxies representing a sufficient number of votes to approve the Merger are not obtained prior to the Special Meeting, a proposal to adjourn the Special Meeting in order to solicit additional proxies will be put to a vote at the Special Meeting. Shareholders of IOBI are entitled to dissenters' rights in connection with the Merger as described herein. See "SPECIAL MEETING" and "THE MERGER--Dissenters' Rights." This Prospectus/Proxy Statement and the accompanying form of proxy are
first being mailed to shareholders of IOBI on or about            , 1998.

    Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of IOBI Common, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive shares of common stock, $1.00 stated value per share, of NCBE ("NCBE Common") and cash in lieu of fractional shares. Each share of IOBI Common will be converted into that number of shares of NCBE Common which has an aggregate Average Value (as defined in the Merger Agreement) of $9,269.13, subject to a minimum of 221.22 shares and a maximum of 243.28 shares of NCBE Common. See "THE MERGER--Conversion of IOBI Common." This Prospectus/Proxy Statement also constitutes the prospectus of NCBE with respect to up to 577,417 shares of NCBE Common issuable in the Merger.

    The outstanding shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market. The last reported sale price of NCBE
Common on            , 1998, was $         .

    See "RISK FACTORS RELATING TO NCBE COMMON" beginning on page 12 for information relevant to an investment in NCBE Common.
                            ------------------------
   THE SHARES OF NCBE COMMON HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.
                     ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------
 THE SHARES OF NCBE COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS
     OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT
        INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK
              INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS            , 1998

    ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO NCBE HAS BEEN SUPPLIED BY NCBE AND ALL INFORMATION WITH RESPECT TO IOBI HAS BEEN SUPPLIED BY IOBI.

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO NCBE BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO STEPHEN C. BYELICK, JR., SECRETARY, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P.O. BOX 868, EVANSVILLE, INDIANA 47705-0868 (TELEPHONE NUMBER (812) 464-9675). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [FIVE
BUSINESS DAYS PRIOR TO MEETING DATE]                    , 1998.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           4
SUMMARY....................................................................................................           5
  Parties to the Merger....................................................................................           5
  Special Meeting of IOBI Shareholders.....................................................................           5
  The Merger...............................................................................................           6
  Summary Comparative Historical and Combined per Share Data...............................................           9
  Risk Factors Relating to NCBE Common.....................................................................          10
  Stock Price Data.........................................................................................          10
  Comparison of Shareholder Rights.........................................................................          10
RISK FACTORS RELATING TO NCBE COMMON.......................................................................          11
  Status of NCBE as a Bank Holding Company.................................................................          11
  Risks Associated with Acquisitions.......................................................................          11
  Impact of Interest Rate Changes..........................................................................          12
  Credit Risk and Loan Concentration.......................................................................          12
  Regulatory Risks.........................................................................................          12
  Exposure to Local Economic Conditions....................................................................          12
  Competition..............................................................................................          13
SPECIAL MEETING............................................................................................          13
  Date, Time, Place and Purpose............................................................................          13
  Record Date..............................................................................................          13
  Vote Required............................................................................................          13
  Voting and Revocation of Proxies.........................................................................          13
  Solicitation of Proxies..................................................................................          14
THE MERGER.................................................................................................          14
  General..................................................................................................          14
  Background of the Merger.................................................................................          15
  Reasons for the Merger...................................................................................          16
  Fairness Opinion.........................................................................................          17
  Recommendation of IOBI's Board of Directors..............................................................          19
  Closing and Effective Time...............................................................................          19
  Conversion of IOBI Common................................................................................          20
  Procedures for Exchange of Certificates..................................................................          20
  Regulatory Approvals.....................................................................................          21
  Dissenters' Rights.......................................................................................          22
  Representations and Warranties...........................................................................          23
  Covenants................................................................................................          23
  Conditions to the Merger.................................................................................          24

                                                                                                                PAGE
                                                                                                                -----
  Termination and Waiver...................................................................................          25
  No Solicitation; Fees and Expenses.......................................................................          25
  Certain Federal Income Tax Consequences..................................................................          26
  Accounting Treatment.....................................................................................          27
  Resale of NCBE Common....................................................................................          27
  Interests of Certain Persons in the Merger...............................................................          28
SELECTED FINANCIAL DATA....................................................................................          29
COMPARATIVE STOCK PRICES AND DIVIDENDS.....................................................................          31
INFORMATION CONCERNING NCBE................................................................................          32
  Business.................................................................................................          32
  Recent Developments......................................................................................          32
  Trust Preferred Offering.................................................................................          33
  Year 2000 Issue..........................................................................................          33
  Security Ownership of Certain Beneficial Owners and Management...........................................          34
INFORMATION CONCERNING IOBI................................................................................          35
  Business.................................................................................................          35
  Selected Financial Data of IOBI..........................................................................          36
  Other Information........................................................................................          37
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................          43
DESCRIPTION OF NCBE CAPITAL STOCK..........................................................................          48
  Authorized Shares........................................................................................          48
  Dividends, Voting, Liquidation and Other Rights..........................................................          48
  Certain Provisions of Articles of Incorporation and By-Laws..............................................          48
  Certain Provisions of the Indiana Law....................................................................          49
  Transfer Agent...........................................................................................          49
COMPARISON OF SHAREHOLDER RIGHTS...........................................................................          49
  Classified Board of Directors............................................................................          49
  Business Combinations Not Involving an Interested Shareholder............................................          49
  Business Combinations Involving an Interested Shareholder................................................          50
  Removal of Directors.....................................................................................          50
  Amendments to Articles of Incorporation..................................................................          51
  Voting Rights............................................................................................          51
  Special Meetings of Shareholders.........................................................................          51
  Shareholder Action by Written Consent....................................................................          52
  Dissenters' Rights.......................................................................................          52
  Control Share Acquisitions...............................................................................          52
  Indemnification..........................................................................................          53
  Limitation of Liability of Directors.....................................................................          54
  Consideration of Non-Shareholder Interests...............................................................          54
LEGAL MATTERS..............................................................................................          55
EXPERTS....................................................................................................          55
APPENDIX A-- Agreement and Plan of Merger dated as of December 15, 1997 between National City Bancshares,
            Inc. and Illinois One Bancorp, Inc.............................................................         A-1
APPENDIX B-- Fairness Opinion of Fister & Associates, Inc..................................................         B-1
APPENDIX C-- Excerpts of the Illinois Business Corporation Act (Dissenters' Rights)........................         C-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCBE OR IOBI. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    NCBE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, the NCBE Common is included in the Nasdaq National Market and reports, proxy statements and other information concerning NCBE are available for inspection at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

    NCBE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the NCBE Common to be issued pursuant to the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by NCBE (File No. 0-13585) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

    1. NCBE's Annual Report on Form 10-K for the year ended December 31, 1997 as amended by the Form 10-K/A filed March 26, 1998;

    2.  NCBE's Current Report on Form 8-K dated March 11, 1998;

    3. NCBE's Proxy Statement dated March 17, 1997, relating to the annual meeting of shareholders held April 15, 1997; and

    4. The description of the NCBE Common contained in the Registration Statement on Form 8-A under the Exchange Act, filed with the Commission on May 13, 1985, including any amendments or reports filed for the purpose of updating such description.

    All documents and reports filed by NCBE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE HEREIN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS/PROXY STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT RELATING TO NCBE AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY NCBE AND ALL INFORMATION RELATING TO IOBI AND ITS SUBSIDIARY HAS BEEN SUPPLIED BY IOBI. SHAREHOLDERS ARE URGED TO READ THIS PROSPECTUS/PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

                             PARTIES TO THE MERGER

NCBE

    National City Bancshares, Inc. is a bank holding company headquartered in Evansville, Indiana. As of December 31, 1997, NCBE had total consolidated assets of $1.3 billion, total loans of $916.4 million, total deposits of $964.0 million and total shareholders' equity of $146.8 million. NCBE currently owns 100% of 13 financial institution subsidiaries which serve 33 communities from 44 locations. NCBE's subsidiaries provide a wide range of banking services in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana.

    NCBE is an Indiana corporation. Its principal offices are located at 227 Main Street, Evansville, Indiana 47708 (telephone number (812) 464-9677).

IOBI

    Illinois One Bancorp, Inc. is a one-bank holding company headquartered in Shawneetown, Illinois. As of December 31, 1997, IOBI, together with its banking subsidiary, Illinois One Bank, National Association (the "Bank"), had, on a consolidated basis, total assets of $88.1 million, total loans, net of unearned discount, of $48.9 million, total deposits of $76.4 million, and total stockholders' equity of $9.9 million. The Bank has three banking offices with one office in each of Shawneetown, Elizabethtown and Golconda, Illinois.

    IOBI is an Illinois corporation. Its principal offices are located at Posey Avenue and Lincoln Boulevard West, Shawneetown, Illinois 62984 (telephone number
(618) 269-3175).

                      SPECIAL MEETING OF IOBI SHAREHOLDERS

Date, Time, Place and Purpose

    The Special Meeting of IOBI shareholders will be held at the office of the Bank located at Posey Avenue and Lincoln Boulevard West, Shawneetown, Illinois
on             , 1998, at 11:00 a.m., local time to consider and vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached hereto as Appendix A.

RECORD DATE; VOTE REQUIRED

    The record date (the "Record Date") for the Special Meeting is             ,
1998. There were 2,373.47 shares of IOBI Common outstanding on the Record Date.

    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of IOBI Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Business Corporation Act of 1983, as amended (the "Illinois Law"), the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of IOBI Common, or 1,583 shares, is required to adopt the Merger Agreement and the transactions contemplated thereby.

SECURITY OWNERSHIP OF IOBI MANAGEMENT

    As of the close of business on the Record Date, 1,143.85 shares of IOBI Common, or 48.19%, of all outstanding shares entitled to vote were beneficially owned by directors and executive officers of IOBI and their affiliates. As of the close of business on the Record Date, no shares of IOBI Common were beneficially owned by directors and executive officers of NCBE or their affiliates.

                                   THE MERGER

    The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference herein.

EFFECTIVE TIME OF THE MERGER

    Subject to the terms and conditions of the Merger Agreement and in accordance with the Illinois Law and the Indiana Business Corporation Law, as amended (the "Indiana Law"), the Merger will become effective at the hour and on the date (the "Effective Time") specified in the Articles of Merger to be filed pursuant to the Illinois Law and the Indiana Law with the Secretaries of State of Illinois and Indiana following the closing (the "Closing") of the Merger. At the Effective Time, IOBI will merge with and into NCBE, and NCBE will be the surviving corporation in the Merger and the separate corporate existence of IOBI will terminate.

OPINION OF FINANCIAL ADVISOR TO IOBI

    IOBI engaged Fister & Associates, Inc. ("Fister") to advise IOBI's Board of Directors as to the fairness of the consideration, from a financial perspective, to be received by IOBI shareholders in the Merger. Fister delivered an opinion to the IOBI Board of Directors on December 15, 1997 to the effect that the consideration to be received by the IOBI shareholders in the Merger was fair, from a financial perspective, to the holders of IOBI Common. Fister has updated its opinion as of the date of this Prospectus/Proxy Statement. A copy of such opinion is attached as Appendix B hereto. For a description of the analysis performed in connection with such opinion, see "THE MERGER--Fairness Opinion." IOBI has agreed to pay fees to Fister for its services. No portion of the Fister fee is contingent upon consummation of the Merger. See, "THE MERGER--Fairness Opinion" for a further description of the opinion of Fister.

BACKGROUND OF AND REASONS FOR THE MERGER AND RECOMMENDATION OF BOARD OF
  DIRECTORS

    For a description of the background of the Merger, including the steps involved in the negotiation of the Merger Agreement, see "THE MERGER--Background of the Merger." For a description of the reasons why the IOBI Board of Directors believes the Merger is in the best interests of IOBI's shareholders, see "THE MERGER--Reasons for the Merger."

    THE BOARD OF DIRECTORS OF IOBI UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. SEE "THE MERGER--RECOMMENDATION OF IOBI'S BOARD OF DIRECTORS."

CONVERSION OF IOBI COMMON

    As a result of the Merger, each share of IOBI Common issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Illinois Law, will be converted into the right to receive the number of shares of NCBE Common specified in the Merger Agreement and cash in lieu of fractional shares (collectively, the "Merger Consideration"). The Merger Agreement provides that each share of IOBI Common will be converted into the right to receive that number of shares of NCBE Common which has an aggregate Average Value of

$9,269.13, subject to a minimum of 221.22 shares and a maximum of 243.28 shares of NCBE Common. The Merger Agreement defines the Average Value of the NCBE Common as the average, weighted by daily trading volume, of the mean of the high and low per share trading prices of a share of NCBE Common as reported by the Nasdaq National Market for the ten (10) trading days on which NCBE Common is traded ended three (3) days prior to the Closing. See "THE MERGER--Conversion of IOBI Common."

    No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, each holder of shares of IOBI Common who would otherwise be entitled to a fractional interest of a share of NCBE Common (after taking into account all shares of IOBI Common held by such holder) will be paid an amount in cash equal to the product of such fractional interest and the Average Value.

    Each share of IOBI Common will be converted into the right to receive not less than 221.22 and not more than 243.28 shares of NCBE Common. It is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual number of shares of NCBE Common into which each share of IOBI Common will be converted. Assuming, however, for purposes of illustration, that the Closing
occurred on             , 1998 each share of IOBI Common would have been
converted into   shares of NCBE Common.

    For information on how shareholders of IOBI will be able to exchange certificates representing shares of IOBI Common for certificates representing shares of NCBE Common after the Effective Time, see "THE MERGER--Procedures for Exchange of Certificates."

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The Merger Agreement contains various customary representations and warranties of the parties and covenants that the parties will take or refrain from taking certain actions prior to the Effective Date. See "THE MERGER-- Representations and Warranties" and "--Covenants."

    The obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions including: (i) approval by IOBI's shareholders; (ii) approval by regulatory authorities having jurisdiction over the parties or the Merger; (iii) no action taken by governmental authorities to prevent consummation of the Merger; (iv) the registration statement containing this Prospectus/Proxy Statement having been declared effective and no stop order having been issued; and (v) the receipt of an opinion of counsel to NCBE as to the treatment of the Merger as a tax-free reorganization. The obligations of NCBE are further conditioned upon, among other things, (i) the continued accuracy of representatives and warranties made by IOBI and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of IOBI or the Bank; (ii) the receipt of an opinion of counsel to IOBI as to certain matters relating to IOBI and the Merger; and (iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests unless the failure to qualify for pooling arises from circumstances within NCBE's control. The obligations of IOBI are further conditioned upon, among other things, (i) the continued accuracy of representations and warranties made by NCBE and the absence of any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; (ii) the receipt of an opinion of counsel to NCBE as to certain matters relating to NCBE and the Merger; and (iii) the receipt, as of the date of mailing this Prospectus/Proxy Statement, of an opinion from its financial advisor to the effect that the Merger Consideration is fair, from a financial viewpoint, to the IOBI shareholders. See "THE MERGER--Conditions."

    The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the IOBI shareholders: (i) by mutual consent of IOBI and NCBE; (ii) by IOBI if IOBI or its Board of Directors accepts or approves a "Competing Transaction" (as defined below); (iii) by IOBI, if any of the conditions to its obligation to consummate the Merger have not been satisfied by June 15, 1998; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by June 15, 1998. See "THE MERGER--Termination and Waiver."

    In the Merger Agreement, IOBI has agreed not to solicit or conduct negotiations or discussions with third parties regarding an acquisition of IOBI or the Bank except where such actions are required by fiduciary duties of IOBI's Board of Directors. If the Merger Agreement is terminated in certain circumstances upon the occurrence of a Triggering Event, IOBI is required to reimburse NCBE for all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement up to a maximum of $150,000. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions and the occurrence of any of the following events within one year from termination: (i) IOBI enters into an agreement with a third party for a Competing Transaction; (ii) the Board of Directors of IOBI recommends a Competing Transaction to IOBI's shareholders; or
(iii) following the announcement of a Competing Transaction, the Board of Directors of IOBI withdraws or modifies its recommendation. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) an offer for 25% or more of the outstanding capital stock of IOBI or the Bank; (ii) a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving IOBI; or (iii) a proposal for the sale, lease, exchange or other disposition of 25% or more of IOBI's assets. See "THE MERGER--No Solicitation; Fees and Expenses."

REGULATORY APPROVALS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended. The Federal Reserve Board approved the Merger on March 12, 1998. See "THE MERGER--Regulatory Approvals."

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. The qualification of the Merger for pooling of interests accounting is a condition to NCBE's obligation to consummate the Merger unless the Merger does not so qualify due to acts or circumstances within the control of NCBE. If such condition is not met, the Merger will not be consummated unless the condition is waived by NCBE. See "THE MERGER--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by the holders of shares of IOBI Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights). Consummation of the Merger is conditioned on there being delivered to the parties at the closing an opinion of counsel to NCBE to the effect that the Merger will qualify as a tax free-reorganization.

EACH SHAREHOLDER OF IOBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS. SEE "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

DISSENTERS' RIGHTS

    The rights of dissenting shareholders of IOBI are governed by the Illinois Law. Under the Illinois Law, the applicable portions of which are attached hereto as Appendix C, a shareholder will be entitled to receive, in cash, the fair value of his or her shares of IOBI Common held immediately before the Merger is consummated if such shareholder delivers to IOBI, prior to the Special Meeting, a written demand for payment for his or her shares if the Merger is consummated and the shareholder does not vote in favor of the Merger Agreement and the transactions contemplated thereby. If holders of more than approximately 9% of the outstanding shares of IOBI Common should properly exercise their dissenters' rights, the Merger would not qualify as a pooling of interests for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "THE MERGER--Dissenters' Rights".

           SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

    The following summary presents, for the periods indicated, selected comparative historical, pro forma combined and pro forma equivalent unaudited per share data for NCBE and IOBI. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting, see "THE MERGER--Accounting Treatment." The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING IOBI" and "INDEX TO IOBI FINANCIAL STATEMENTS."

                                                                              YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                                                1997                    1996                    1995
                                                       ----------------------  ----------------------  ----------------------

                                                        MINIMUM     MAXIMUM     MINIMUM     MAXIMUM     MINIMUM     MAXIMUM
                                                       ---------  -----------  ---------  -----------  ---------  -----------
Net income per common share:
Historical:
  NCBE:
    Basic............................................  $    1.72   $    1.72   $    1.52   $    1.52   $    1.30   $    1.30
    Diluted..........................................       1.69        1.69        1.52        1.52        1.30        1.30
  IOBI:
    Basic............................................     401.10      401.10      462.99      462.99      387.20      387.20
    Diluted..........................................     401.10      401.10      462.99      462.99      387.20      387.20
Pro forma combined per NCBE share:
    Basic............................................       1.72        1.71        1.55        1.54        1.32        1.31
    Diluted..........................................       1.70        1.69        1.55        1.54        1.32        1.31
Equivalent pro forma per IOBI share:
    Basic............................................     380.52      416.01      342.91      374.65      292.02      318.70
    Diluted..........................................     376.09      411.14      342.91      374.65      292.02      318.70
Dividends per common share:
Historical:
  NCBE...............................................       0.64        0.64        0.55        0.55        0.40        0.40
  IOBI...............................................      20.00       20.00       12.25       12.25        5.00        5.00
Equivalent pro forma per IOBI share..................     141.58      155.70      121.67      133.80       88.49       97.31
Book value per common share:
Historical:
  NCBE...............................................      13.69       13.69       12.12       12.12       11.71       11.71
  IOBI...............................................   4,159.51    4,159.51    3,713.97    3,713.97    3,341.94    3,341.94
Pro forma combined per NCBE share....................      13.92       13.86       12.88       12.82       13.60       12.87
Equivalent pro forma per IOBI share..................   3,028.50    3,371.86    2,681.19    3,118.95    2,590.49    3,131.01

    The number of shares of the NCBE Common to be issued for each share of IOBI Common in the Merger will depend upon the Average Value of the NCBE Common. Average Value is defined as the average, weighted by daily trading volume, of the mean of the reported high and low per share trading prices for 10 trading days ended prior to the Closing. The pro forma information in the table is computed on both a Minimum basis (assuming that 525,059 shares are issued in the Merger) and on a Maximum basis (assuming that 577,417 shares are issued in the Merger).

                      RISK FACTORS RELATING TO NCBE COMMON

    An investment in NCBE Common involves certain risks, including those described in this Prospectus/ Proxy Statement. See "RISK FACTORS RELATING TO NCBE COMMON."

                                STOCK PRICE DATA

    The following table sets forth as of November 5, 1997 (the last trading day before the public announcement of the proposed acquisition), the last sale price per share for the NCBE Common, as adjusted for the 5% stock dividend paid in December 1997, and the pro forma equivalent for a share of IOBI Common. There is no public trading market for the IOBI Common. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."

                                                                                                            PRO FORMA
                                                                                                           IOBI COMMON
                                                                          NCBE COMMON     IOBI COMMON      EQUIVALENT
                                                                          -----------  -----------------  -------------
Price Per Share.........................................................   $   46.67             N/A       $ 10,324.33*
(as of November 5, 1997)

------------------------

* Assumes that each share of IOBI Common is converted into 221.22 shares of NCBE Common, the minimum number of shares of NCBE Common that may be issued in the Merger. If the maximum number of shares of NCBE Common (243.28) were issued on such date, the pro forma IOBI Common equivalent would be $11,353.88.

                        COMPARISON OF SHAREHOLDER RIGHTS

    The rights of the holders of IOBI Common and NCBE Common differ in certain respects. The rights of the shareholders of IOBI who receive shares of NCBE Common in the Merger will be governed by the Indiana Law and by the Articles of Incorporation and Bylaws of NCBE. The governing law and constituent documents of NCBE differ, in several respects, from those which apply to IOBI. As a result, there are material differences between the rights of the holders of the IOBI Common and the NCBE Common, including: shareholder votes required for approving certain business combinations, removing directors, and amending Articles of Incorporation; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and certain Indiana statutory takeover provisions. See "COMPARISON OF SHAREHOLDER RIGHTS."

                      RISK FACTORS RELATING TO NCBE COMMON

    IOBI SHAREHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT, THE FOLLOWING RISK FACTORS IN EVALUATING THE NCBE COMMON TO BE ISSUED IN THE MERGER. CERTAIN STATEMENTS IN THIS PROSPECTUS/PROXY STATEMENT AND IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING, WITHOUT LIMITATION, THIS SECTION AND "INFORMATION CONCERNING NCBE", CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF NCBE TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

    SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING: THE FACTORS SET FORTH IN THIS SECTION; GENERAL AND LOCAL ECONOMIC CONDITIONS; RISKS ASSOCIATED WITH ACQUISITIONS; LEGISLATIVE AND REGULATORY INITIATIVES; MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; DEPOSIT FLOWS; THE COST OF FUNDS; GENERAL MARKET RATES OF INTEREST; INTEREST RATES ON COMPETING INVESTMENTS; DEMAND FOR LOAN PRODUCTS; DEMAND FOR FINANCIAL SERVICES; CHANGES IN ACCOUNTING POLICIES OR GUIDELINES; AND CHANGES IN THE QUALITY OR COMPOSITION OF NCBE'S LOAN AND INVESTMENT PORTFOLIOS. NCBE DOES NOT UNDERTAKE AND SPECIFICALLY DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

STATUS OF NCBE AS A BANK HOLDING COMPANY

    NCBE is a legal entity separate and distinct from its subsidiaries, although the principal source of NCBE's cash revenues is dividends from its subsidiaries. The right of NCBE to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that NCBE may itself be a creditor with a recognized claim.

    NCBE's principal source of funds is dividends received from its banking subsidiaries. Regulations limit the amount of dividends that may be paid by such subsidiaries without prior approval. During 1998, approximately $3.3 million plus any 1998 net profits can be paid by the banking subsidiaries to NCBE without prior regulatory approval.

    The banking subsidiaries are also subject to legal restrictions which limit the transfer of funds by any of the banking subsidiaries to NCBE and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any banking subsidiary to NCBE or any of NCBE's nonbanking subsidiaries are limited in amount to 10% of such subsidiary's capital and surplus and, with respect to NCBE and all such nonbanking subsidiaries, to an aggregate of 20% of such banking subsidiary capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

RISKS ASSOCIATED WITH ACQUISITIONS

    NCBE has experienced significant growth as a result of acquisitions. Since January 1, 1995, NCBE has acquired ten financial institutions or branches of financial institutions. As the banking industry continues to consolidate, NCBE expects to pursue other acquisitions in the future. NCBE's pending acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the pending acquisitions will be consummated. The future profitability of NCBE will depend upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations of the acquired company, a diversion of management's attention from other business concerns, risks of entering new geographic markets, the potential loss of key employees of the acquired company and the assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on NCBE. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates can be expected to increase. NCBE competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than NCBE. In addition, an unsatisfactory rating on Year 2000 compliance issues by a banking regulatory agency could adversely affect NCBE's plans to grow by acquisition. See "INFORMATION CONCERNING NCBE--Recent Developments."

IMPACT OF INTEREST RATE CHANGES

    NCBE's results of operations are derived from the operations of its subsidiaries and are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, NCBE's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve Board. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk.

CREDIT RISK AND LOAN CONCENTRATION

    NCBE is exposed to the risk that customers to whom its subsidiaries have made loans will be unable to repay those loans according to their terms and that collateral securing such loans (if any) may not be sufficient in value to assure repayment. Credit losses could have a material adverse effect on NCBE's operating results.

    A primary risk facing NCBE, and financial institutions in general, is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of such borrower's loan agreement. As of December 31, 1997, NCBE's total loan portfolio was approximately $916.4 million or 70.6% of its total assets. The three largest components of the loan portfolio are real estate loans, $501.9 million or 54.7% of total loans, commercial and industrial loans, $201.4 million or 29.0% of total loans, and consumer loans, $149.5 million or 16.3% of total loans. NCBE's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its market area. NCBE's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISKS

    The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not shareholders or other creditors. Regulations affecting financial institutions are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting NCBE and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of NCBE and its subsidiaries.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

    The success of NCBE and its subsidiaries is dependent to a certain extent upon the general economic conditions of the geographic markets they serve. Unlike larger banks which are more geographically diversified, NCBE's subsidiaries provide financial and banking services to customers in the tri-state area of

Indiana, Kentucky and Illinois surrounding Evansville, Indiana. No assurance can be given concerning the economic conditions which will exist in such markets.

COMPETITION

    NCBE's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by NCBE's subsidiaries. Competing providers may have greater financial resources than NCBE and offer services within and outside the market areas served by NCBE's subsidiaries.

                                SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

    This Prospectus/Proxy Statement is being furnished to shareholders of IOBI in connection with the solicitation of proxies by the Board of Directors of IOBI for use at the Special Meeting to be held at the office of the Bank located at
Posey Avenue and Lincoln Boulevard West, Shawneetown, Illinois, on            ,
1998, at 11:00 a.m., local time, and at any adjournment or postponement thereof.

    At the Special Meeting, the shareholders of IOBI will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of IOBI with and into NCBE.

    This Prospectus/Proxy Statement, the attached Notice of Special Meeting and the Proxy Card are first being sent to shareholders of IOBI on or about
           , 1998.

RECORD DATE

    The Board of Directors of IOBI has fixed            , 1998, as the Record
Date for the determination of shareholders of IOBI to receive notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 2,373.74 shares of IOBI Common issued and outstanding. Only holders of IOBI Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of IOBI Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of IOBI Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Law, the affirmative vote of the holders of at least two-thirds (66.7%) of all of the issued and outstanding shares of IOBI Common is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of IOBI Common is entitled to one vote per share of IOBI Common held at the close of business on the Record Date.

VOTING AND REVOCATION OF PROXIES

    Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of IOBI Common represented by a proxy properly signed and returned to IOBI at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of IOBI Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of IOBI a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of IOBI proxies should be addressed to Illinois One Bancorp, Inc., P.O. Box 279, Shawneetown, Illinois 62984, Attention: Corporate Secretary. A holder of IOBI Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of IOBI at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

    IOBI intends to count holders of shares of IOBI Common present in person at the Special Meeting but not voting, and holders of shares of IOBI Common for which IOBI has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers, if any, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of IOBI Common entitled to vote at the close of business on the Record Date is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of IOBI Common will have the effect of a vote against the approval of the Merger Agreement.

    In the event that sufficient proxies are not obtained to approve the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

    In addition to solicitation of proxies from shareholders of IOBI Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of IOBI, who will not be specifically compensated for such services.

    NCBE has agreed to bear the entire cost of printing this Prospectus/Proxy Statement and all filing fees paid to the Commission and other regulatory filing fees incurred in connection with the Merger.

                                   THE MERGER

GENERAL

    This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. Shareholders of IOBI are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

    In order to achieve its goal of maximizing shareholder value and to maintain its viability as a community bank, beginning in September 1993, IOBI began to hold annual strategic planning conferences involving management and the Board of Directors. The purpose of these conferences was to discuss the strategic direction of IOBI and initiatives that could be taken to maximize shareholder value. As a result of these conferences, IOBI implemented and completed several initiatives including the merger of its then three subsidiary banks into one bank, the establishment of an incentive compensation system for all of its employees, a simplification and realignment of its organizational structure, and the establishment of an outside directors' committee to address issues of management succession, directors retirement, and redemption of IOBI's shareholders' interests from time-to-time.

    IOBI desired to be an acquiror of other financial institutions but due to the illiquidity of its stock, the significant premiums being paid by acquirors of financial institutions in its markets, the increased competition for acquisition candidates in its markets, and the relative scarcity of viable buying opportunities for IOBI, IOBI was finding that its acquisition opportunities were extremely limited and found prospective target companies generally uninterested. At the same time, IOBI and its directors were increasingly receiving overtures from other larger, regional financial institutions which were interested in acquiring IOBI.

    At the March 1996 annual strategic planning conference, several of the directors expressed concern over the lack of marketability of the IOBI Common, the significant premiums being paid by regional acquirors, IOBI's inability to redeem IOBI Common at comparable prices from shareholders who desired to sell, and the increasing costs of health insurance and technology. In July 1996, IOBI undertook a strategic analysis of its various alternatives including among other things, remaining independent, selling to a third party, and implementing a stock buyback program. The IOBI Board of Directors reviewed the financial and tax implications of each of the alternatives on IOBI and its shareholders.

    In March 1997, John D. Lippert, the Chairman of the Board and Chief Executive Officer of NCBE, visited with Tom Patton, the President of IOBI, to introduce himself and NCBE to IOBI. Thereafter, in April 1997, Ben Bloodworth, the Executive Vice President of NCBE, met with Tom Patton again and expressed NCBE's interest in a possible affiliation with IOBI. NCBE followed up with several telephone calls expressing further NCBE's interest in meeting with Mr. Patton concerning a possible affiliation.

    In May 1997, NCBE sent a letter to Mr. Patton expressing NCBE's interest in affiliating with IOBI. In July 1997, the IOBI Board of Directors met and formed a committee which reviewed the proposal with management and IOBI's accountants, reviewed the financial condition and history of NCBE, reviewed the prospective value of IOBI to a third party, the recent prices being derived in similar transactions, and analyzed the ability of IOBI to redeem IOBI Common at a similar price from shareholders who desired to sell and the effect thereof on IOBI. As a result of the review, the committee did not accept the terms outlined in NCBE's letter, but rather recommended that the Board of Directors investigate further the terms of a possible affiliation with NCBE.

    In September 1997, NCBE sent another letter to Mr. Patton expressing NCBE's continuing interest in negotiating an affiliation with IOBI. In October 1997, the entire IOBI Board of Directors visited with representatives of management of NCBE and negotiated the materials terms of a prospective affiliation with NCBE. These terms were set forth in a letter from NCBE to IOBI dated October 20, 1997 (the "Letter Agreement"). On October 20, 1997, the IOBI Board of Directors approved the materials terms as set forth in the Letter Agreement and authorized management of IOBI and its counsel to negotiate the terms of a definitive agreement. On November 10, 1997, NCBE sent to IOBI a proposed definitive agreement.

    Between November 10, 1997 the date the Letter Agreement was ratified, and December 15, 1997, the date the Merger Agreement was approved, various drafts of the definitive agreement were prepared. Each of the parties reviewed and discussed the details of such drafts with their respective counsel until a final draft acceptable to each of the parties was agreed upon. This final draft agreement and plan of merger was the version which was ultimately approved by the IOBI Board of Directors on December 15, 1997.

    On December 15, 1997 the IOBI Board of Directors, with 11 of the 11 directors present, met to review and consider the Merger Agreement. At the meeting, IOBI's financial advisor, Fister & Associates, Inc. ("Fister"), presented the IOBI Board of Directors with an analysis of the proposed terms of the Merger, including the assumptions upon which it relied. Fister concluded its presentation by providing the IOBI Board of Directors with its opinion that the consideration to be paid in the Merger to IOBI shareholders was fair from a financial point of view. Following the review and acceptance of the Fister fairness opinion, including the analysis, assumptions and projections supporting such opinion, and an in-depth analysis, review and discussion of the Merger Agreement with IOBI's counsel and accountant, the IOBI Board of Directors voted unanimously in favor of the adoption of the Merger Agreement as being in the best interest of the IOBI shareholders.

REASONS FOR THE MERGER

    The IOBI Board of Directors believes the Merger is in the best interests of IOBI's shareholders and unanimously recommends that the shareholders vote "for" approval of the Merger Agreement. In negotiating the terms of the Merger and the Merger Agreement, and in formulating its recommendation that IOBI shareholders approve the Merger Agreement, IOBI reviewed a number of factors with a view to maximizing shareholder value in the intermediate and long term. Among the factors considered by the IOBI Board of Directors were, without limitation, the following:

    (1) the illiquidity of IOBI's shares compared to the liquidity in NCBE's Common offered as a result of the Merger;

    (2) the significant premium to be received by the holders of IOBI shares relative to the historical book value of IOBI Common; in addition to, the likely effects on IOBI's capital resulting from a redemption by IOBI of its shares at similar price from those IOBI shareholders desiring to sell;

    (3) the scarcity of opportunities and intense price competition associated with potential acquisitions by IOBI;

    (4) the ability of IOBI's shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger;

    (5) the historical earnings performance of NCBE and the performance of the NCBE Common;

    (6) NCBE's dividend payment history;

    (7) the compatibility of the respective business and community banking philosophies of NCBE and IOBI relative to other prospective acquirors;

    (8) the improved benefits offered to employees of IOBI as a result of the Merger;

    (9) the return to IOBI's shareholders resulting from the Merger versus the return to IOBI's shareholders resulting from other strategic alternatives, including IOBI's remaining independent; and

    (10) the increasing costs of employment benefits and technology to IOBI.

    The foregoing discussion of the information and factors considered by the IOBI Board of Directors is not intended to be exhaustive, but is believed to include all material factors and information considered. In reaching its decision to approve and recommend the Merger, the IOBI Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

    After deliberating with respect to the Merger and other transactions contemplated by the Merger Agreement considering, among other things, the matters discussed above and the opinion of its financial advisor, Fister (discussed below), the IOBI Board of Directors unanimously (with all directors present) approved the Merger and adopted the Merger Agreement and the transactions contemplated thereby, as being in the best interests of IOBI and its shareholders.

FAIRNESS OPINION

    On December 2, 1997, IOBI's Board of Directors retained Fister to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger by the shareholders of IOBI.

    Fister is a regional investment banking firm of recognized standing. As part of its investment banking services, it is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, divestitures, private placements and valuations for corporate reorganizations, estate tax, and other purposes. Fister was chosen on the basis of its familiarity with the financial services industry generally and in the relevant area, and its qualifications, ability, previous experience, and reputation. No limitations were imposed by the IOBI Board of Directors upon Fister with respect to the investigations made or procedures followed by Fister in rendering its opinion.

    The Merger Agreement provides that as a condition precedent to IOBI's obligation to consummate the Merger, IOBI shall have received an opinion from Fister, updated as of the date of the mailing of this Prospectus/Proxy Statement, to the effect that the consideration to be received by IOBI shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the IOBI shareholders. Fister has rendered a written opinion to the IOBI Board of Directors dated December 15, 1997, and updated as of the date of this Prospectus/Proxy Statement to the effect that, as of such dates, the consideration to be received by the shareholders of IOBI is fair, from a financial point of view, to the shareholders of IOBI. Such opinion describes the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Fister. Fister's opinion is included in this Prospectus/Proxy Statement as Appendix B. IOBI SHAREHOLDERS ARE ENCOURAGED TO READ FISTER'S OPINION IN ITS ENTIRETY.

    The consideration to be received by the shareholders of IOBI was determined through negotiation between IOBI and NCBE. (See "THE MERGER--Background of the Merger.") Fister did not recommend the amount of consideration to be paid.

    In arriving at its opinion, and in connection with its review of the proposed transaction, Fister, among other things:

    - Reviewed financial information on the Bank, for the periods ended November 28, 1997, December 31, 1996, 1995 and 1994; and IOBI for the periods ended June 30, 1997, December 31, 1996, 1995 and 1994;

    - Reviewed the Merger Agreement and the then most recent draft of the Prospectus/Proxy Statement;

    - Compared certain financial characteristics of IOBI and NCBE with other Illinois and Midwestern financial institutions Fister deemed to be comparable;

    - Compared the proposed terms of the offer contemplated in the Merger Agreement with the financial terms of certain other mergers and acquisitions in the financial services industry which Fister deemed to be relevant;

    - Conducted discussions with executive officers of IOBI concerning IOBI's business and prospects;

    In connection with its written opinion dated as of the date of this Prospectus/Proxy Statement, Fister performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The following is a brief summary of the analyses performed by Fister in connection with the rendering of its opinion.

    Fister utilized a four step analysis in determining that the Merger is fair from a financial point of view to the shareholders of IOBI. The steps were as follows:

    Step 1. Fister determined the fair market value of 100% controlling interest in the Bank by utilizing a comparable sales methodology.

    Step 2. The value of the Bank was then substituted on the balance sheet of IOBI under "Investments in Subsidiary" thus producing a consolidated book value for IOBI. The fair market value of IOBI Common was then determined.

    Step 3. In order to determine the fairness of the transaction, Fister analyzed the consideration to be received in exchange for IOBI Common from NCBE, namely $9,269.13 worth of NCBE Common.

    Step 4. Based on a comparison of the value of IOBI Common as determined by Fister versus the consideration to be received from NCBE, Fister opined on the fairness of the Merger from a financial point of view to the shareholders of IOBI.

    STEP 1: VALUATION OF ILLINOIS ONE BANK, N.A. Fister analyzed sales of similar size banks to multi-bank holding companies throughout the country within a specified period of time as reported by a reputable source. Average price to equity, price to earnings, equity to assets and tangible book premium to deposit ratios were developed from these deals and applied to the target banks' equity capital and earnings. Fister looked at deals announced in the "midwest region" between November 29, 1996 and November 28, 1997, in which the asset range of the seller was between $70 million to $100 million. Fister defined the midwest region to include the following states: Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin. The search of bank deals utilizing this criteria yielded eleven deals within this time period. This list, however, was pared down as five of the deals had no publicly reported multiples as yet and one took place in a large metropolitan area which Fister concluded was not comparable to the market served by the Bank. The following table shows the results of Fister's analysis of the five representative transactions:

                                                                  BUYER:      SELLER:                    ANN'D       SELLER:
                                                                 1: TOTAL    1: TOTAL                    DEAL       1: EQTY/
                                                                  ASSETS      ASSETS      ANNOUNCE       VALUE       ASSETS
          BUYER               ST          SELLER         ST       ($000)      ($000)        DATE         ($M)          (%)
1 German American Bcp         IN      CSB Bancorp        IN        481,041      75,077     10/21/97        22.80        12.12
2 Commerce Bancshares         MO      CNB Bancorp        KS      9,648,833      94,247     06/11/97        14.50         9.26
3 Gold Banc Corp              KS      Peoples            KS        304,609      72,324     04/17/97         9.30         9.89
                                      Bancshares
4 F&M Bancorporation          WI      Citizens Nat'l     WI      1,173,494      72,334     02/27/97        15.60        13.36
                                      Bcp
5 Firstbank Corp              MI      Lakeview           MI        404,571      83,883     02/19/97        16.60         9.98
                                      Financial B
                                                                                            Average        15.76        10.92

                                                                   ANN'D
                             DEAL      DEAL PR/     DEAL PR/       PREM/
                             PR/BK       TG BK        4-QTR      COREDEPS
          BUYER               (%)         (%)        EPS(X)         (%)
1 German American Bcp         250.58      250.58        30.12        25.14
2 Commerce Bancshares         166.11      166.11        12.08         7.35
3 Gold Banc Corp              223.65      311.76        10.38        12.00

4 F&M Bancorporation          164.21      164.51        23.89        10.20

5 Firstbank Corp              181.98      181.98        18.33        11.06

                              197.31      214.99        18.96        13.15

Utilizing the results of the above-representative transactions, and applying the following weightings to the resulting ratios:

price-to-book.......................................         5%
price-to-earnings...................................         5%
tangible book premium to deposits...................        90%

Fister determined the fair market value of the Bank as of November 28, 1997 to be $18,201,000.

    STEP 2: VALUATION OF IOBI. In order to value IOBI, the holding company of the Bank, Fister utilized an adjusted book value method, in that IOBI derives all of its value from its underlying asset, the Bank. Fister replaced the value that IOBI had on its books under "Investments in Subsidiary" with 100% of the new value derived in Step 1, above. Utilizing this methodology, Fister derived a new equity value for IOBI of $16,937,421 or, $7,136.14 per share.

    STEP 3: ANALYSIS OF CONSIDERATION TO BE RECEIVED. Fister compared the $9,269.13 worth of NCBE Common to be exchanged for each share of IOBI Common to the $7,136.14 value per share derived in Step 2, above.

    STEP 4: DETERMINATION OF FAIRNESS. Based on the 29.89% premium to be received by the IOBI shareholders in the instant transaction, Fister opined that the consideration to be received by IOBI shareholders in the Merger is fair, from a financial point of view.

    In rendering its opinion, Fister reviewed the agreements respecting the Merger contained in the Merger Agreement. Fister also reviewed the financial and other information that was publicly available or furnished to it by IOBI, including information provided during its discussion with the executive officers of IOBI which included discussions of recent developments and management's financial projections. Fister also reviewed other available pertinent information that it considered relevant and conduct such studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

    In rendering its opinion, Fister relied upon and assumed without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available or that was otherwise reviewed by it. With respect to financial projections supplied to Fister, it assumed that such financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IOBI as to the future operating and financial performance of IOBI. Fister assumed that the Merger would comply with applicable law and regulations as currently in effect. Fister did not make an independent evaluation or appraisal of the assets and liabilities of IOBI or NCBE.

    Fister's opinion was based on economic, market, financial and other conditions in existence at the time of its opinion. Fister's opinion is directed to the IOBI Board of Directors and is not intended to be and does not constitute a recommendation to the IOBI shareholders as to how such shareholder should vote at the Special Meeting.

    Other than with respect to this engagement, Fister has no business relationship with either IOBI or NCBE and its fee is not contingent on the Merger being consummation and is not based upon any percentage of any valuation or other amount.

RECOMMENDATION OF IOBI'S BOARD OF DIRECTORS

    For the reasons described above, the Board of Directors of IOBI believes that the affiliation through the Merger of IOBI with NCBE is in the best interest of IOBI and its shareholders and in the best interest of the customers and communities that the Bank serves.

    THE IOBI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF IOBI COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    Certain members of the management and Board of Directors of IOBI have interests in the Merger that are in addition to the interests of shareholders of IOBI generally. See "--Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME

    The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and IOBI as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

    If the Merger Agreement is approved by the requisite vote of IOBI shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger which are required by the Merger Agreement to be filed with the Offices of the Secretaries of State of the States of Illinois and Indiana. It is presently contemplated that the Effective Time will occur during the second calendar quarter of 1998. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before June 15, 1998. See "--Termination and Waiver."

CONVERSION OF IOBI COMMON

    As a result of the Merger, each share of IOBI Common issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Illinois Law, will be converted into the right to receive the number of shares of NCBE Common specified in the Merger Agreement and cash in lieu of fractional shares of NCBE Common. The Merger Agreement provides that each eligible share of IOBI Common will be converted into the right to receive that number of shares of NCBE Common having an aggregate Average Value of $9,269.13, subject to a minimum of 221.22 shares and a maximum of 243.28 shares of NCBE Common. The Merger Agreement defines the Average Value of the NCBE Common as the average, weighted by daily trading volume, of the mean of the high and low per share trading prices of a share of NCBE Common as reported by the Nasdaq National Market for the ten (10) trading days on which NCBE Common is traded ended three (3) days prior to the Closing.

    No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, holders of shares of IOBI Common who would otherwise be entitled to a fractional interest of a share of NCBE Common (after taking into account all shares of IOBI Common held by such holder) will be paid an amount in cash equal to the product of such fractional interest and the Average Value.

    Each share of IOBI Common will be converted into the right to receive not less than 221.22 and not more than 243.28 shares of NCBE Common. It is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual number of shares of NCBE Common into which each share of IOBI Common will be converted. Assuming, however, for purposes of illustration, that the Closing
occurred on                         , 1998, each share of IOBI Common would have
been converted into        shares of NCBE Common.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of IOBI Common into the right to receive the Merger Consideration will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of IOBI Common which may be exchanged for shares of NCBE Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common.

    Within five (5) business days after the Effective Time, The National City Bank of Evansville, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for IOBI Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of NCBE Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of NCBE Common, and of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of NCBE Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for IOBI Common will pass, only upon proper delivery of the certificates for IOBI Common to the Exchange Agent and will be in such form and have such other provisions as the Merger Agreement contains and as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for IOBI Common, together with a letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF IOBI ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Unless and until the certificates for IOBI Common are surrendered, together with a letter of transmittal duly executed and any other required documents, dividends or other distributions on the shares of NCBE Common issuable with respect to such IOBI Common and cash payments for fractional shares which would otherwise be payable will not be delivered to the holders of such certificates and, in such case, upon surrender of the certificates for IOBI Common, together with a letter of transmittal duly executed and any other required documents, there will be delivered cash payment for fractional shares and any dividends or other distributions on such shares of NCBE Common with a record date following the Effective Time which became payable between the Effective Time and the time of such surrender. No interest on any such cash payment or dividends will accrue or be paid.

    If a certificate for IOBI Common has been lost, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, and an indemnity agreement, if required by NCBE.

REGULATORY APPROVALS

    NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the Merger. The Merger cannot proceed in the absence of such regulatory approvals.

    The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the Banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

    The Federal Reserve Board received NCBE's application with respect to the Merger on February 3, 1998 and deemed it a complete record. The Federal Reserve Board approved the application on March 12, 1998.

    The Merger may not be consummated until April 11, 1998, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger.

DISSENTERS' RIGHTS

    The rights of IOBI shareholders who choose to dissent from the Merger are governed by the provisions of the Illinois Law. An excerpt of the Illinois Law (Sections 11.65 and 11.70) governing dissenters' rights is attached hereto as Appendix C.

    Pursuant to Section 11.70 of the Illinois Law, a shareholder may assert dissenters' rights only if the shareholder delivers to IOBI prior to the vote taken with respect to the Merger at the Special Meeting a written demand for payment for his or her shares of IOBI Common if the Merger is consummated and the shareholder does not vote in favor of the Merger.

    Within ten days after the Effective Time, or 30 days after the shareholder delivers to IOBI the written demand for payment, whichever is later, NCBE will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of NCBE as to the estimated value of the shares of IOBI Common, IOBI's balance sheet as of the most recently completed fiscal year ending not earlier than sixteen months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay the estimated value for the shares of IOBI Common of the dissenting shareholder upon transmittal to NCBE of the certificate(s), or other evidence of ownership, with respect to such shares of IOBI Common.

    If the dissenting shareholder does not agree with the opinion of NCBE as to the estimated value of the shares, the shareholder, within 30 days after the delivery of the statement of value, must notify NCBE in writing of his or her estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by NCBE. If, within 60 days from delivery to NCBE of the shareholder notification of estimate of value of the shares, NCBE and the dissenting shareholder have not agreed in writing upon the value of the shares of IOBI Common, NCBE must either pay the difference in value demanded or file a petition in the circuit court of Gallatin County, Illinois requesting the court to determine the fair value of the shares. NCBE must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of NCBE to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

    Each dissenter made a party to an appraisal proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares exceeds the amount paid by NCBE. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable from the Effective Time to the date of payment.

    The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, but will exclude the fees and expenses of counsel and experts for any party. If the fair value of the shares as determined by the court materially exceeds the amount offered by NCBE, or if no offer was made, then all or any part of such expenses may be assessed against NCBE. If the amount by which any dissenter estimated the value of the shares materially exceeds the value as determined by the court, then all or any part of the costs may be assessed against the dissenter.

    If the holders of more than approximately 9% of the outstanding shares of IOBI Common properly exercise their dissenters' rights, the Merger would not qualify as a pooling of interests for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "--Accounting Treatment".

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE ILLINOIS LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF IOBI, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS APPENDIX C.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) the absence of any requirement to obtain the approval of NCBE's shareholders in connection with the Merger; (iii) capitalization; (iv) organization of subsidiaries; (v) delivery of reports filed by NCBE under the Exchange Act; (vi) the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (vii) the absence of any undisclosed material liabilities and any material adverse change in NCBE's financial condition, results of operations or business; (viii) the absence of any litigation, claim, investigation, or other proceeding which, if adversely determined, would have a material adverse effect; (ix) the authorization and nonassessability of the shares of NCBE Common to be issued in the Merger; (x) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests; and (xi) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

    The representations and warranties made by IOBI relate to, among other things: (i) the organization, good standing and corporate power of IOBI, the capitalization of IOBI, the organization and good standing of the Bank, and the capitalization of the Bank; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of IOBI and the Bank; (iii) ownership and organization of subsidiaries; (iv) delivery of financial statements of the Bank and the conformity of such financial statements to GAAP; (v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $25,000 to which IOBI or the Bank is a party; (vii) ownership of real estate;
(viii) the absence of any material adverse change in the Bank's financial condition, properties, results of operations or capitalization of the Bank; (ix) the absence of any litigation, claim, investigation or other proceeding which, if adversely determined, would have a material adverse effect on the business or financial condition of IOBI or the Bank and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of IOBI or the Bank; (x) insurance; (xi) substantial compliance with applicable laws and regulations; (xii) the absence of any obligation to pay broker's or finder's fees in connection with the Merger; (xiii) compliance of employee benefit plans with applicable laws, rules and regulations; (xiv) labor-related matters; (xv) the absence of knowledge of certain environmental related conditions or events; (xvi) the absence of enforcement actions and other regulatory related matters; (xvii) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests; and (xviii) the absence of any untrue statements or omissions of material fact on the part of IOBI in the Merger Agreement and related documents.

COVENANTS

    The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger and keep IOBI informed of the status of such applications; (ii) file a Registration Statement on Form S-4 with the Commission relating to the shares of NCBE Common to be issued in the Merger; (iii) list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market; (iv) provide IOBI with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; and (v) indemnify IOBI directors and officers for certain liabilities after the Effective Time of the Merger. See "--Interests of Certain Persons in the Merger."

    The covenants made by IOBI include, among other things, agreements by IOBI and the Bank to: (i) conduct their business in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws; (ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of IOBI and the Bank or would interfere with IOBI's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $1,000,000, make any capital expenditures except for repairs, renewals or replacements in excess of $25,000 individually or $100,000 in the aggregate, issue, sell or redeem any capital stock of IOBI or the Bank, pay cash dividends on the IOBI Common in excess of $5.00 per share per quarter, in accordance with past practices (however, holders of IOBI Common may for any given quarter only receive cash dividends attributable either to IOBI or NCBE, not both), amend the articles of incorporation or by-laws or similar documents of IOBI or the Bank, enter into or amend an employment agreement, compromise or settle a tax claim, open a new office, close any existing office, or knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests; (iv) not modify its practices relating to loans to directors, officers and employees; (v) not knowingly violate any laws, regulations, judgments or orders; (vi) maintain all books and records in accordance with GAAP; (vii) provide NCBE with access during regular business hours to books and records relating to IOBI's and the Bank's assets, properties, operations and liabilities; (viii) provide NCBE with copies of certain reports to the Board of Directors of IOBI or the Bank and monthly financial statements and confer with NCBE on the general status of ongoing operations; (ix) notify NCBE of any material change in the operations or certain complaints, investigations or threatened litigation; (x) furnish NCBE with the information in IOBI's possession that is required for any regulatory applications in connection with the Merger; (xi) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who may reasonably be deemed an "affiliate" of IOBI for purposes of Rule 145 under the Securities Act, an agreement regarding compliance with Rule 145 and restricting transfers of NCBE Common following the Merger; and (xii) cause a special meeting of IOBI shareholders to be held and recommend approval of the Merger Agreement and the Merger.

CONDITIONS TO THE MERGER

    In addition to the approval of IOBI shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the absence of any notice from any governmental agency indicating that the Merger would violate any law; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; and (v) the receipt of an opinion of Baker & Daniels to the effect that the Merger will constitute a tax-free reorganization.

    The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of IOBI in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by IOBI under the Merger Agreement, and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of IOBI or the Bank; (ii) the receipt of opinions of counsel to IOBI as to certain matters relating to IOBI and the Merger; and (iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests, unless it fails to qualify due to circumstances within the control of NCBE.

    The obligation of IOBI to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement and the absence of any material adverse change prior to the Closing in the business assets, properties, financial conditions of NCBE and its subsidiaries, taken as a whole; (ii) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger; and (iii) the receipt, as of the date of mailing this Prospectus/Proxy Statement of an opinion from its financial advisor to effect that the Merger Consideration is fair, from a financial viewpoint, to the IOBI shareholders.

TERMINATION AND WAIVER

    The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the IOBI shareholders: (i) by mutual consent of IOBI and NCBE; (ii) by IOBI if IOBI or its Board of Directors accepts or approves a "Competing Transaction"; (iii) by IOBI, if any of the conditions to its obligation to consummate the Merger have not been satisfied by June 15, 1998; or (iv) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by June 15, 1998.

    IOBI and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the IOBI shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

    The Merger Agreement prohibits IOBI, the Bank and their officers, directors and representatives, from soliciting or authorizing the solicitation of inquiries or proposals from third parties regarding an acquisition of IOBI, the Bank, or all or substantially all of their assets, unless IOBI's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach its fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. IOBI is required to communicate to NCBE the terms of any such proposal.

    Except as described below or as otherwise expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

    Upon the occurrence of a Triggering Event, IOBI is required to reimburse NCBE for all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement up to a maximum of $150,000. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions to the Merger and the occurrence of any of the following events within one year: (i) IOBI enters into an agreement with a third party for a Competing Transaction; (ii) the recommendation of a Competing Transaction by the IOBI Board of Directors; or (iii) the withdrawal or modification of the recommendation of the Merger Agreement by the IOBI Board of Directors following the announcement of a Competing Transaction. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) an offer for 25% or more of the outstanding capital stock of IOBI or the Bank; (ii) a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving IOBI; or (iii) a proposal for the sale, lease, exchange or other disposition of 25% or more of IOBI's assets.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the Merger to certain IOBI shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to IOBI shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to IOBI shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their IOBI Common pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each IOBI shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of IOBI Common are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

    It is a condition to the Merger that as of the Closing the parties receive an opinion from Baker & Daniels, counsel to NCBE ("Counsel"), to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes under
Section 368(a) of the Code, with the following federal income tax consequences:

        (i) IOBI shareholders will recognize no gain or loss as a result of the exchange of their IOBI Common solely for shares of NCBE Common pursuant to the Merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

        (ii) The aggregate adjusted tax basis of the shares of NCBE Common received by each IOBI shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will be equal to the aggregate adjusted tax basis of the shares of IOBI Common surrendered.

       (iii) The holding period of the shares of NCBE Common received by each IOBI shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will include the holding period of the shares of IOBI Common exchanged therefor.

        (iv) An IOBI shareholder who receives cash in lieu of a fractional share of NCBE Common will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by NCBE in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NCBE Common allocable to the fractional share.

        (v) Cash received by IOBI shareholders exercising dissenters' rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such shareholder's individual situation.

    Counsel's opinion will be subject to certain conditions and customary assumptions and will rely upon various representations made by NCBE, IOBI and certain shareholders of IOBI. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion will also based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor IOBI has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

    Based upon the advice of Counsel, the parties believe that the Merger will qualify as a reorganization for federal income tax purposes. Accordingly, the material federal income tax consequences to a holder of IOBI Common will be as described in (i) through (v) above.

    THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF IOBI WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF IOBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of NCBE and IOBI will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and IOBI for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and IOBI for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

    The Merger Agreement provides that a condition to the obligation of NCBE to consummate the Merger is that NCBE determine that the Merger will qualify as a pooling of interests (unless its failure to qualify results from circumstances within NCBE's control). In the event such condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Prospectus/Proxy Statement, NCBE and IOBI are not aware of any existing facts or circumstances which would preclude the Merger from qualifying as a pooling of interests.

    The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger.

RESALE OF NCBE COMMON

    The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any IOBI shareholder who may be deemed to be an "affiliate" of NCBE for purposes of Rule 144 under the Securities Act or an "affiliate" of IOBI for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of IOBI or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with IOBI or NCBE and will include directors and certain officers of IOBI and NCBE and may include principal shareholders of IOBI and NCBE, if any.

    Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of IOBI at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

    The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

    Guidelines of the Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the Commission indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    The Merger Agreement provides that IOBI will obtain and deliver to NCBE an agreement from each person who may reasonably be deemed an affiliate of IOBI providing that such affiliate will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of IOBI Common or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and IOBI after the Merger have been published.

    This Prospectus/Proxy Statement does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of IOBI or NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the IOBI Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as IOBI shareholders, including those referred to below.

    In the Merger Agreement, NCBE has agreed to indemnify directors and officers of IOBI to the fullest extent permitted by Illinois law against all liabilities based in whole or in part out of or pertaining to the Merger or the Merger Agreement, whether asserted before or after the Effective Time. NCBE has also agreed that IOBI may purchase an extension of the discovery period under its existing directors' and officers' liability insurance policy.

                            SELECTED FINANCIAL DATA

    The following tables present selected unaudited consolidated historical financial data for NCBE and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of NCBE and IOBI and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INFORMATION CONCERNING IOBI" AND "INDEX TO IOBI FINANCIAL STATEMENTS."

                                NCBE--HISTORICAL
            (Dollar amounts other than per share data in thousands)

                                                                           YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------
                                                          1997         1996         1995         1994         1993
                                                       -----------  -----------  -----------  -----------  -----------
SUMMARY OF OPERATIONS
Net interest income..................................  $    51,995  $    48,606  $    44,433  $    39,933  $    38,010
Provision for loan losses............................        1,891        2,704          399           78          736
                                                       -----------  -----------  -----------  -----------  -----------
Net interest income after provision for loan
  losses.............................................       50,104       45,902       44,034       39,855       37,274
Noninterest income...................................       10,088        8,606        7,117        5,209        6,707
Noninterest expense..................................       34,390       29,966       28,968       28,644       28,343
                                                       -----------  -----------  -----------  -----------  -----------
Income before income taxes...........................       25,802       24,542       22,183       16,420       15,638
Income taxes.........................................        7,451        8,046        7,784        5,668        4,861
                                                       -----------  -----------  -----------  -----------  -----------
Net income...........................................  $    18,351  $    16,496  $    14,399  $    10,752  $    10,777
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
PER SHARE DATA
Net income
  Basic..............................................  $      1.72  $      1.52  $      1.30  $      0.97  $      0.97
  Diluted............................................         1.69         1.52         1.30         0.97         0.97
Book value...........................................        13.69        12.12        11.71        10.47        10.23
Cash dividends declared..............................         0.64         0.55         0.40         0.40         0.38

SUMMARY OF FINANCIAL CONDITION
Total assets.........................................  $ 1,298,260  $ 1,172,057  $ 1,081,921  $ 1,004,160  $   993,468
Securities...........................................      279,328      282,894      258,895      268,103      269,098
Loans, net...........................................      916,356      800,622      736,997      645,235      579,556
Deposits.............................................      964,046      913,350      864,136      849,306      844,808
Shareholders' equity.................................      146,803      129,694      130,606      114,750      113,975

SELECTED FINANCIAL RATIOS
Net income to average assets.........................         1.47%        1.48%        1.40%        1.09%        1.09%
Net income to average equity.........................        13.42        12.89        11.74         9.39         9.79
Cash dividend payout ratio...........................        36.74        37.05        30.05        36.77        31.65
Average equity to average assets.....................        10.98        11.48        11.93        11.59        11.14

Weighted average shares (basic)......................   10,679,448   10,843,295   11,095,116   11,040,906   11,146,280
Weighted average shares (diluted)....................   10,832,943   10,843,295   11,095,116   11,040,906   11,146,280

                              NCBE--IOBI PRO FORMA
            (Dollar amounts other than per share data in thousands)

                                                                     YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------
                                                     1997                      1996                      1995
                                           ------------------------  ------------------------  ------------------------
                                             MINIMUM      MAXIMUM      MINIMUM      MAXIMUM      MINIMUM      MAXIMUM
                                           -----------  -----------  -----------  -----------  -----------  -----------
SUMMARY OF OPERATIONS
Net interest income......................  $    55,425  $    55,425  $    52,007  $    52,007  $    47,567  $    47,567
Provision for loan losses................        2,071        2,071        2,852        2,852          269          269
Net interest income after provision for
  loan losses............................       53,354       53,354       49,155       49,155       47,298       47,298
Noninterest income.......................       10,531       10,531        8,853        8,853        7,377        7,377
Noninterest expense......................       36,744       36,744       32,101       32,101       31,184       31,184
Income before income taxes...............       27,141       27,141       25,907       25,907       23,491       23,491
Income taxes.............................        7,838        7,838        8,313        8,313        8,173        8,173
Net income...............................       19,303       19,303       17,594       17,594       15,318       15,318

PER SHARE DATA
Net Income
  Basic..................................         1.72         1.71         1.55         1.54         1.32         1.31
  Diluted................................         1.70         1.69         1.55         1.54         1.32         1.31
Book value...............................        13.92        13.86        12.88        12.82        13.60        12.87
Cash dividends declared..................         0.73         0.72         0.61         0.60         0.42         0.42

SUMMARY OF FINANCIAL CONDITION
Total assets.............................    1,386,329    1,386,329    1,251,290    1,251,290    1,159,681    1,159,681
Investment securities....................      302,245      302,245      305,962      305,962      286,854      286,854
Loans, net...............................      956,752      956,752      840,457      840,457      769,283      769,283
Total deposits...........................    1,040,435    1,040,435      981,507      981,507      931,039      931,039
Shareholders' equity.....................      156,675      156,675      138,509      138,509      138,538      138,538

SELECTED FINANCIAL RATIOS
Net income to average assets.............         1.45         1.45         1.47         1.47         1.39         1.39
Net income to average equity.............        13.21        13.21        12.90        12.90        11.70        11.70
Dividend payout ratio....................         0.35         0.35         0.35         0.35         0.28         0.28
Average equity to average assets.........        10.99        10.99        11.43        11.43        11.87        11.87

Weighted average shares (basic)..........   11,204,507   11,256,865   11,368,354   11,420,712   11,620,175   11,672,533
Weighted average shares (diluted)........   11,358,002   11,410,360   11,368,354   11,420,712   11,620,175   11,672,533
End of period shares outstanding.........   11,252,306   11,304,664   10,755,485   10,807,843   10,714,449   10,766,807
NCBE only................................   10,727,247   10,727,247   10,230,426   10,230,426   10,189,390   10,189,390
NCBE dividend declared...................         0.64         0.64         0.55         0.55         0.40         0.40
IOBI pro forma shares....................      525,059      577,417      525,059      577,417      525,059      577,417
IOBI dividend on pro forma shares........         0.09         0.08         0.06         0.05         0.02         0.02
Equivalent pro forma per IOBI share......       141.58       155.70       121.67       133.80        88.49        97.31

    The number of shares of the NCBE Common to be issued for each share of IOBI Common in the Merger will depend upon the Average Value of the NCBE Common. Average Value is the average, weighted by daily trading volume, of the mean of the reported high and low per share trading prices for 10 trading days on which NCBE Common is traded ended 3 days prior to the Closing. The pro forma information in the table is computed on both a Minimum basis (assuming that 525,059 shares are issued in the Merger) and a Maximum basis (assuming that 577,417 shares are issued in the Merger).

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol NCBE. The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of IOBI Common. Management of IOBI is not aware of any transactions involving IOBI Common which have occurred in the past two years.

                                                                    NCBE COMMON                        IOBI COMMON
                                                         ---------------------------------  ---------------------------------
                                                                                  CASH                               CASH
                                                                                DIVIDENDS                          DIVIDENDS
                                                            LOW       HIGH      DECLARED       LOW       HIGH      DECLARED
                                                         ---------  ---------  -----------  ---------  ---------  -----------

1996
First Quarter..........................................  $   21.54  $   27.10   $    0.11        N.A.       N.A.        0.75
Second Quarter.........................................      25.17      26.76        0.141/2      N.A.      N.A.        0.75
Third Quarter..........................................      25.17      26.42        0.151/2      N.A.      N.A.        0.75
Fourth Quarter.........................................      25.40      28.57        0.15        N.A.       N.A.       10.00
1997
First Quarter..........................................      27.86      32.26        0.151/4      N.A.      N.A.        5.00
Second Quarter.........................................      30.24      40.24        0.151/4      N.A.      N.A.        5.00
Third Quarter..........................................      38.57      41.67        0.151/4      N.A.      N.A.        5.00
Fourth Quarter.........................................      40.00      51.19        0.18        N.A.       N.A.        5.00
1998
First Quarter(1).......................................     --         --            0.18        N.A.       N.A.      --

------------------------

(1) Through March     , 1998.

    On November 5, 1997, the last trading day before the public announcement of the proposed acquisition, the closing sale price of NCBE Common, was $46.67 per share, as adjusted for a 5% stock dividend paid in December 1997. Based upon the per share price of NCBE Common on such date, the equivalent per share price of IOBI Common would have been $10,323.45. The equivalent per share price for IOBI Common is calculated by multiplying the specified closing sale price of NCBE Common by the number of shares of NCBE Common to be issued for each share of IOBI Common in the Merger. The foregoing illustration was determined based upon the assumption that each share of IOBI Common was converted into 221.22 shares of NCBE Common which is the minimum number of shares of NCBE Common that may be issued in the Merger. If the maximum number of shares of NCBE Common (243.28) were issued on such date, the equivalent per share price of IOBI Common would have been $11,353.88. The number of shares of NCBE Common issuable in the Merger, as described elsewhere herein, is subject to adjustment. See "THE MERGER--Conversion of IOBI Common".

    On                 , 1998, the closing sale price of NCBE Common was
$        per share. Based on the per share price of NCBE Common on such date,
the equivalent per share price for IOBI Common was $        . The equivalent per
share price for IOBI Common is calculated by assuming that each share of IOBI
Common was converted into         shares of NCBE Common.

    As of                 , 1998, there were         and 68 holders of record of
NCBE Common and IOBI Common, respectively.

    Both NCBE and IOBI depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

    Shareholders of IOBI are advised to obtain current market quotations for NCBE Common.

                          INFORMATION CONCERNING NCBE

BUSINESS

    NCBE was organized in 1985 as a bank holding company for The National City Bank of Evansville ("NCB") which remains NCBE's principal banking subsidiary. As of March 6, 1998, NCBE owned 12 commercial banks, including NCB, one savings bank, a leasing subsidiary and a property management company. As of December 31, 1997, NCBE had total consolidated assets of $1.3 billion, total loans of $916.4 million, total deposits of $964.0 million and total shareholders' equity of $146.8 million. NCBE's 13 financial institution subsidiaries serve 33 communities from 44 locations and provide a wide range of banking services in the tri-state area of Indiana, Kentucky, and Illinois surrounding Evansville, Indiana.

RECENT DEVELOPMENTS

    The following is a brief description of the two acquisitions that NCBE has completed since December 31, 1997:

    MAYFIELD BRANCH. On January 8, 1998, NCBE's subsidiary, First Kentucky Bank, through an affiliate acquired the Mayfield, Kentucky Branch of Republic Bank & Trust Company. First Kentucky Bank assumed deposit liabilities of $65.7 million in consideration of a deposit premium of $4.6 million. First Kentucky Bank also purchased the office facility and certain loans of the branch.

    BANK OF ILLINOIS IN MT. VERNON. On March 6, 1998, NCBE acquired Vernois Bancshares, Inc., the holding company for Bank of Illinois in Mt. Vernon ("BOI"), an Illinois banking corporation with three offices in Mount Vernon, Illinois. NCBE paid $27.5 million in cash for all of the outstanding stock of the holding company. As of December 31, 1997, BOI had total assets of $163.5 million, net loans of $109.3 million and total deposits of $127.7 million. The acquisition was accounted for using the purchase method of accounting and the results of operations of BOI will be included in NCBE's consolidated results of operations from the date of acquisition.

    The following is a brief description of two other pending acquisitions:

    TRIGG COUNTY FARMERS BANK, INC. NCBE is a party to an Agreement and Plan of Merger dated February 11, 1998, with Trigg Bancorp, Inc. ("TBI"), the holding company for Trigg County Farmers Bank ("TCFB"), a Kentucky banking corporation, which has three offices in Cadiz, Kentucky. The agreement relates to the acquisition of TBI in a merger transaction in which up to 736,278 shares of NCBE Common would be issued. As of December 31, 1997, TCFB had total assets of $96.4 million, net loans of $52.1 million, total deposits of $72.3 million and total shareholders equity of $8.5 million. The acquisition is subject to the approval of the shareholders of TBI, the Federal Reserve and the Kentucky Department of Financial Institutions. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second or third quarter of 1998.

    COMMUNITY FIRST BANK OF KENTUCKY AND COMMUNITY FIRST BANK, N.A. NCBE is a party to an Agreement and Plan of Merger dated March 9, 1998, with Community First Financial, Inc. ("CFF"), the holding company for Community First Bank of Kentucky, a Kentucky banking corporation, which has two offices in Warsaw and Dry Ridge, Kentucky, and Community First Bank, National Association, a national banking association, which has six offices in Maysville, May's Lick and Mount Olivet, Kentucky and Aberdeen and Ripley, Ohio. The agreement relates to the acquisition of CFF in a merger transaction in which up to 1,441,862 shares of NCBE Common would be issued to shareholders of CFF. As of December 31, 1997, CFF had total assets of $129.7 million, net loans of $101.9 million, total deposits of $114.0 million and total shareholders' equity of $12.6 million. The acquisition is subject to the approval of the shareholders of CFF, the Federal Reserve and the Kentucky Department of Financial Institutions. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second or third quarter of 1998.

TRUST PREFERRED OFFERING

    On March 12, 1998, NCBE and its affiliate, NCBE Capital Trust I (the "Trust") filed a registration statement under the Securities Act relating to a $30 million ($34.5 million if the underwriters' over-allotment option is exercised in full) public offering of the Trust's cumulative preferred trust securities. The Trust will use the proceeds of the public offering to purchase an equivalent principal amount of subordinated debentures to be issued by NCBE. NCBE will use the net proceeds from the sale of its subordinated debentures to repay indebtedness incurred in the acquisitions discussed above.

YEAR 2000 ISSUE

    The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

    In 1996, NCBE started the process of identifying the hardware and software issues required to be addressed to assure year 2000 compliance. NCBE began by assessing the issues related to the year 2000 and the potential for those issues to adversely affect NCBE's own operations and those of its subsidiaries. Since that time, NCBE has established a Year 2000 Compliance Team (the "Team") composed of representatives from key areas throughout the organization. It is the mission of this Team to identify areas subject to complications related to the year 2000 and to initiate remedial measures designed to eliminate any adverse effects on NCBE's operations. The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant. Management of NCBE expects that all mission critical software will be upgraded to achieve year 2000 compliance and tested by December 31, 1998. In addition, the Team is developing contingency plans to address systems which do not become year 2000 compliant by December 31, 1998.

    NCBE is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its customers. The Team has taken steps to educate and assist its customers with identifying their year 2000 compliance problems. In addition, the Team has proposed policy and procedure changes to help identify potential risks to NCBE and to gain an understanding of how customers are managing the risks associated with the year 2000.

    Management of NCBE believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on NCBE's performance. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

    NCBE and its banking subsidiaries are subject to examination with respect to their year 2000 compliance by various state and federal agencies including the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and state banking agencies. Based upon a recent examination of one of its banking subsidiaries, NCBE expects that the subsidiary will receive a rating of "needs improvement" with regard to the subsidiary's year 2000 compliance program. The program examined for the subsidiary is the Company's year 2000 compliance for the Company and all of its subsidiaries. Such a rating may result in a similar rating for the Company. If such a rating is issued and the examining agency does not issue a more satisfactory rating, NCBE may not qualify for expedited processing of regulatory applications seeking approval of future acquisitions or such approvals may only be given subject to additional conditions. While management expects to devote sufficient corporate resources to address regulatory concerns in this area, there can be no assurance that Year 2000 compliance issues will not delay the consummation of the pending acquisitions (other than the acquisition of IOBI, which was approved by the Federal Reserve on March 12,
1998) or future acquisitions or otherwise adversely affect NCBE's ability to continue to grow through acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 525,059 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                                                BENEFICIAL OWNERSHIP  BENEFICIAL OWNERSHIP
                                                                PRIOR TO THE MERGER     AFTER THE MERGER
                                                                --------------------  --------------------
NAME                                                             SHARES     PERCENT    SHARES     PERCENT
--------------------------------------------------------------  ---------  ---------  ---------  ---------
Janice L. Beesley.............................................     56,212(1)     *       56,212      *
Michael F. Elliott............................................    334,726(2)          %   334,726          %
Susanne R. Emge...............................................     24,376(3)     *       24,376      *
Donald G. Harris..............................................     11,989      *         11,989      *
H. Ray Hoops..................................................        845      *            845      *
Robert A. Keil................................................     56,879(4)     *       56,879      *
John D. Lippert...............................................     76,120(5)     *       76,120      *
Ronald G. Reherman............................................      9,026(6)     *        9,026      *
Curtis D. Ritterling..........................................        151(7)                151
Laurence R. Steenberg.........................................     29,402(8)     *       29,402      *
Richard F. Welp...............................................      3,686(9)              3,686
All directors and executive officers as a group (13
  persons)....................................................    613,627 10)          %   613,627          %

------------------------

*   Less than 1%.

(1) Shares voting and investment power for all shares with spouse.

(2) Includes 251,807 shares with sole voting and investment power; 16,557 shares with shared voting and investment power with spouse; 16,507 shares held by a trust with shared voting and investment power; and 45,753 shares subject to options exercisable within 60 days.

(3) Includes 2,012 shares with sole voting and investment power; 14,763 shares with shared voting and investment power with spouse; and 7,601 shares with sole voting and investment power by spouse.

(4) Includes 11,126 shares with shared voting and investment powers with spouse; and 45,753 shares subject to options exercisable within 60 days.

(5) Includes 6,731 shares with sole voting and investment power; 2,206 shares with shared voting and investment power with spouse; 10,391 shares with sole voting and investment power by spouse; and 45,792 shares subject to options exercisable within 60 days.

(6) Includes 2,285 shares with sole voting and investment power; 5,654 shares with shared voting and investment power with spouse; and 1,087 shares held in an IRA account of which Mr. Reherman is a beneficiary.

(7) Shares voting and investment power for all shares with spouse.

(8) All shares are held in trust for a limited partnership of which Mr. Steenberg is a general partner and shares voting and investment power.

(9) Includes 1,492 shares with sole voting and investment power; and 5,654 shares with shared voting and investment power with spouse.

(10) Includes 158,273 shares subject to options exercisable within 60 days.

                          INFORMATION CONCERNING IOBI

BUSINESS

    IOBI was incorporated under the laws of the State of Illinois on December 16, 1980 to serve as a bank holding company for the Bank. The Bank is a national banking association that commenced business in 1934. The business of IOBI consists solely of the ownership, supervision and control of the Bank. The Bank has a total of three banking offices, with an office in each of Shawneetown, Elizabethtown and Golconda, Illinois. As of December 31, 1997, IOBI had, on a consolidated basis, total assets of $88.1 million, loans, net of unearned discount, of $48.9 million, total deposits of $76.4 million, and stockholders' equity of $9.9 million, and employed 37 full-time employees and 2 part-time employees.

    The Bank is a full-service community bank that offers banking services to commercial and residential customers throughout southern Illinois. Such banking services include commercial, real estate, and personal loans; money market accounts; and checking, savings, and time deposit accounts. The lending portion of the Bank's business relates primarily to the activities of small- to medium-sized businesses, local community residences, and other consumer purposes.

    The Bank is subject to vigorous competition from major banking institutions as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, credit unions, and finance companies.

    IOBI is subject to supervision, regulation, and examination by the Federal Reserve Board and the Bank is subject to supervision, regulation, and examination by the Office of the Comptroller of the Currency. The deposits of the Bank are insured by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation.

    In the following pages, statistical information about IOBI is presented. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of IOBI included elsewhere herein.

SELECTED FINANCIAL DATA OF IOBI

    The selected consolidated data as of and for the two years ended June 30, 1997 and 1996 have been derived from financial statements audited by independent public accountants, whose report can be found elsewhere in this Prospectus/Proxy Statement. This data should be read in conjunction with IOBI's Consolidated Financial Statements and the Notes thereto and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            SIX-MONTH PERIODS          FISCAL YEAR
                                                            ENDED DECEMBER 31,        ENDED JUNE 30,
                                                          ----------------------  ----------------------
                                                             1997        1996        1997        1996
                                                          ----------  ----------  ----------  ----------
                                                           (DOLLAR AMOUNTS OTHER THAN PER SHARE DATA IN
                                                                            THOUSANDS)
Net interest income.....................................  $    1,755  $    1,677  $    3,347  $    3,039
Provision for loan losses...............................          90         100         190          48
Noninterest income......................................         243         202         406         435
Noninterest expense.....................................       1,180       1,049       2,221       2,148
  Income before income taxes............................         728         730       1,342       1,278
Income taxes............................................         229         135         294         313
                                                          ----------  ----------  ----------  ----------
  Net income............................................  $      499  $      595  $    1,048  $      965
                                                          ----------  ----------  ----------  ----------
                                                          ----------  ----------  ----------  ----------
Per Common Share
Basic Earnings..........................................  $   210.10  $   250.78  $   441.59  $   406.77
Book value..............................................    4,159.31    3,713.97    3,941.49    3,435.90
Cash dividends declared.................................        9.71       10.75       21.04        5.02

Totals
Net loans...............................................  $   48,907  $   47,415  $   47,684      42,061
Allowance for loan losses...............................         542         437         506         407
Securities..............................................      22,917      23,068      23,175      26,334
Total assets............................................      88,069      79,201      81,370      77,101
Deposits................................................      76,388      68,133      70,004      66,386
Stockholders' equity....................................       9,872       8,815       9,355       8,155

Selected Financial Ratios
Net income to average assets............................        .59%        .76%       1.32%       1.28%
Net income to average equity............................       5.19%       7.01%      11.97%      12.57%
Cash dividend payout....................................       4.62%       4.29%       4.76%       1.24%
Average equity to average assets........................      11.35%      10.68%      11.05%      10.21%
Tangible equity to tangible assets......................      10.02%       9.76%      10.21%       9.13%
Total capital to risk weighted assets...................      18.80%      17.80%      18.73%      20.79%

Other Data
Weighted average shares.................................    2,373.47    2,373.47    2,373.47    2,373.47
Risk weighted assets....................................  $   48,305  $   45,124  $   45,635  $   40,948

OTHER INFORMATION

    DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY, AND INTEREST RATES. The following table shows the condensed average balance sheets for the periods presented and the percentage of each principal category of assets, liabilities, and stockholders' equity to total assets. Also shown are the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented.

                                                                       YEAR ENDED JUNE 30,
                                      -------------------------------------------------------------------------------------
                                                            1997                                       1996
                                      ------------------------------------------------  -----------------------------------
                                                 PERCENT OF    INTEREST                            PERCENT OF    INTEREST
                                       AVERAGE      TOTAL       INCOME/      AVERAGE     AVERAGE      TOTAL       INCOME/
                                       BALANCE     ASSETS       EXPENSE    YIELD/ RATE   BALANCE     ASSETS       EXPENSE
                                      ---------  -----------  -----------  -----------  ---------  -----------  -----------
                                                                     (DOLLARS IN THOUSANDS)
Assets:
  Interest-earning assets:
  Loans(1)..........................  $  44,872       56.64%   $   4,287         9.55%  $  37,888       50.19%   $   3,665
  Taxable investment securities.....     15,945       20.12          939         5.89      18,876       25.00        1,185
  Nontaxable investment
    securities(2)...................      8,810       11.12          695         7.89       9,287       12.30          750
  Interest-bearing deposits in other
    financial institutions..........         50        0.06            2         4.00         100        0.13            5
  Federal funds sold................      3,375        4.26          188         5.57       3,378        4.47          175
                                      ---------  -----------  -----------         ---   ---------  -----------  -----------
Total interest-earning assets.......     73,052       92.20        6,111         8.37      69,529       92.09        5,780
Noninterest-earning assets:
  Cash and due from banks...........      2,678        3.38                                 2,466        3.27
  Premises and equipment, net.......      1,563        1.97                                 1,594        2.11
  Other assets......................      2,399        3.03                                 2,313        3.06
  Allowance for loan losses.........       (457)      (0.58)                                 (399)      (0.53)
                                      ---------  -----------                            ---------  -----------
Total assets........................  $  79,235      100.00%                            $  75,503      100.00%
                                      ---------  -----------                            ---------  -----------
Liabilities and stockholders'
  equity:
Interest-bearing liabilities:
  NOW and money market demand
    accounts........................  $  18,322       23.12%   $     487         2.66%  $  18,323       24.27%   $     519
Savings.............................     10,961       13.83          335         3.06      11,123       14.73          358
Time deposits.......................     28,576       36.07        1,571         5.50      26,223       34.72        1,430
Notes payable.......................      1,585        2.00          135         8.52       2,029        2.69          179
                                      ---------  -----------  -----------         ---   ---------  -----------  -----------
Total interest-bearing
  liabilities.......................     59,444       75.02        2,528         4.25      57,698       76.41        2,486
Noninterest-bearing liabilities:
  Demand deposits...................     10,337       13.05                                 9,490       12.57
  Other liabilities.................        699        0.88                                   639        0.85
                                      ---------  -----------                            ---------  -----------
Total liabilities...................     70,480       88.95                                67,827       89.83
Stockholders' equity................      8,755       11.05                                 7,676       10.17
                                      ---------  -----------                            ---------  -----------
Total liabilities and stockholders'
  equity............................     79,235      100.00%                            $  75,503      100.00%
                                      ---------  -----------                            ---------  -----------
Net interest income.................                           $   3,583                                         $   3,294
                                                              -----------                                       -----------
Interest rate spread................                                             4.12%
                                                                                  ---
Net interest rate margin............                                             4.90%
                                                                                  ---
Interest-bearing liabilities to
  earning assets ratio..............     81.37%                                            82.98%
                                      ---------                                         ---------

                                        AVERAGE
                                      YIELD/ RATE
                                      -----------
Assets:
  Interest-earning assets:
  Loans(1)..........................        9.67%
  Taxable investment securities.....        6.28
  Nontaxable investment
    securities(2)...................        8.08
  Interest-bearing deposits in other
    financial institutions..........        5.00
  Federal funds sold................        5.18
                                             ---
Total interest-earning assets.......        8.31
Noninterest-earning assets:
  Cash and due from banks...........
  Premises and equipment, net.......
  Other assets......................
  Allowance for loan losses.........
Total assets........................
Liabilities and stockholders'
  equity:
Interest-bearing liabilities:
  NOW and money market demand
    accounts........................        2.83%
Savings.............................        3.22
Time deposits.......................        5.45
Notes payable.......................        8.82
                                             ---
Total interest-bearing
  liabilities.......................        4.31
Noninterest-bearing liabilities:
  Demand deposits...................
  Other liabilities.................
Total liabilities...................
Stockholders' equity................
Total liabilities and stockholders'
  equity............................
Net interest income.................
Interest rate spread................        4.00%
                                             ---
Net interest rate margin............        4.74%
                                             ---
Interest-bearing liabilities to
  earning assets ratio..............

--------------------------

(1) Average balances include nonaccrual loans. The income on such loans is included in interest income and is recognized only upon receipt.

(2) Nontaxable investment income presented on a fully tax-equivalent basis. The tax effect resulted in an increase in interest income of $236,000 and $255,000 for the years ended June 30, 1997 and 1996, respectively.

    INTEREST DIFFERENTIAL. The following table sets forth, on a tax-equivalent basis for the periods presented, a summary of the changes in interest income and expenses resulting from changes in yields/rates. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                                                       AMOUNT OF 1997 INCREASE (DECREASE)
                                                                                            COMPARED TO 1996 INCREASE
                                                                                               (DECREASE) DUE TO:
                                                                                       -----------------------------------
                                                                                        VOLUME(1)     RATE(2)       NET
                                                                                       -----------  -----------  ---------
                                                                                             (DOLLARS IN THOUSANDS)
Interest earned on:
  Loans..............................................................................   $     668          (46)        622
  Taxable investment securities(3)...................................................        (176)         (70)       (246)
  Nontaxable investment securities...................................................         (38)         (17)        (55)
  Interest-bearing deposits in other financial institutions..........................          (2)          (1)         (3)
  Federal funds sold.................................................................      --               13          13
                                                                                            -----          ---         ---
Total interest-earning assets........................................................         452         (121)        331
                                                                                            -----          ---         ---
Interest paid on:
  NOW and money market demand accounts...............................................      --              (32)        (32)
  Savings............................................................................          (5)         (18)        (23)
  Time deposits......................................................................         129           12         141
  Notes payable......................................................................         (38)          (6)        (44)
                                                                                            -----          ---         ---
Total interest-bearing liabilities...................................................          86          (44)         42
Net interest income..................................................................   $     366          (77)        289
                                                                                            -----          ---         ---

------------------------

(1) Change in volume multiplied by yield/rate of prior period.

(2) Change in yield/rate multiplied by volume of prior period.

(3) Nontaxable investment securities are presented on a fully tax-equivalent basis, assuming a tax rate of 34%.

    INVESTMENT PORTFOLIO. The book value of investment securities is summarized as follows:

                                                                                           JUNE 30,
                                                                        ----------------------------------------------
                                                                                 1997                    1996
                                                                        ----------------------  ----------------------
                                                                                   PERCENT OF              PERCENT OF
                                                                                      TOTAL                   TOTAL
                                                                         AMOUNT    SECURITIES    AMOUNT    SECURITIES
                                                                        ---------  -----------  ---------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury securities and securities of U.S. Government agencies...  $   8,156        35.2%  $   7,708        29.3%
Obligations of states and political subdivisions......................      8,420        36.3       9,199        34.9
Mortgage-backed securities............................................      6,261        27.0       9,093        34.5
Other.................................................................        338         1.5         334         1.3
                                                                        ---------       -----   ---------       -----
Total.................................................................  $  23,175       100.0%  $  26,334       100.0%
                                                                        ---------       -----   ---------       -----

    The following table summarizes maturity and yield information on debt securities at June 30, 1997:

                                                                                 JUNE 30,
                                                                                 MATURING
                                             ---------------------------------------------------------------------------------
                                                                     AFTER ONE THROUGH FIVE  AFTER FIVE THROUGH TEN
                                              IN ONE YEAR OR LESS            YEARS                   YEARS             TOTAL
                                             ----------------------  ----------------------  ----------------------  ---------
                                              AMOUNT     YIELD(1)     AMOUNT     YIELD(1)     AMOUNT     YIELD(1)     AMOUNT
                                             ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                          (DOLLARS IN THOUSANDS)
U.S. Treasury securities and securities of
  U.S. Government agencies.................  $   1,976        4.97%  $   5,977        6.01%  $     203        6.90%  $   8,156
Obligations of states and political
  subdivisions.............................      1,259        8.20       5,877        6.99       1,304        5.60       8,420
                                             ---------         ---   ---------         ---   ---------         ---   ---------
Other(2)...................................     --          --          --          --          --          --          --
                                             ---------         ---   ---------         ---   ---------         ---   ---------
Total......................................  $   3,235        6.21%     11,834        6.49%  $   1,507        5.77%  $  16,576
                                             ---------         ---   ---------         ---   ---------         ---   ---------

------------------------

(1) Nontaxable investment income presented on a full tax-equivalent basis, assuming a tax rate of 34%.

(2) Equity securities of $237,800 in Federal Home Loan Bank stock and $100,800 in Federal Reserve Bank stock are not included in this table, as these securities have no stated maturity.

    LOAN PORTFOLIO. The composition of the loan portfolio is summarized as follows:

                                                                                         JUNE 30,
                                                                      ----------------------------------------------
                                                                               1997                    1996
                                                                      ----------------------  ----------------------
                                                                                 PERCENT OF              PERCENT OF
                                                                       AMOUNT    TOTAL LOANS   AMOUNT    TOTAL LOANS
                                                                      ---------  -----------  ---------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Commercial and agricultural.........................................  $  26,656        55.9   $  21,301        50.6%
Real estate mortgage................................................     14,563        30.5      13,897        33.0
Installment.........................................................      5,912        12.4       6,312        15.0
Municipal...........................................................        573         1.2         586         1.4
Other...............................................................         13      --          --          --
                                                                      ---------       -----   ---------  -----------
Total...............................................................  $  47,717       100.0%  $  42,096      100.00%
                                                                      ---------       -----   ---------  -----------

    The following table sets forth the maturities and sensitivities composition of total loans at June 30, 1997 and summarizes maturity information for the loan portfolio at June 30, 1997:

                                                                                        JUNE 30, 1997
                                                                       ------------------------------------------------
                                                                                     AFTER ONE
                                                                       IN ONE YEAR    THROUGH    AFTER FIVE
                                                                         OR LESS    FIVE YEARS      YEARS       TOTAL
                                                                       -----------  -----------  -----------  ---------
                                                                                    (DOLLARS IN THOUSANDS)
Fixed Rate Loans:
  Commercial and agricultural (including municipal)..................   $   2,073        3,917       --           5,990
  Real estate mortgage...............................................       9,383        5,069       --          14,452
  Installment........................................................       1,238        1,028       --           2,266
  Other..............................................................          13       --           --              13
                                                                       -----------  -----------  -----------  ---------
  Total..............................................................      12,707       10,014       --          22,721
                                                                       -----------  -----------  -----------  ---------
Variable Rate Loans:
  Commercial and agricultural (including municipal)..................   $  21,080          159       --          21,239
  Real estate mortgage...............................................         111       --           --             111
  Installment........................................................       3,128          518       --           3,646
  Other..............................................................      --           --           --          --
                                                                       -----------  -----------  -----------  ---------
  Total..............................................................      24,319          677       --          24,996
                                                                       -----------  -----------  -----------  ---------
Total Loans:
  Commercial and agricultural (including municipal)..................      23,153        4,076       --          27,229
  Real estate mortgage...............................................       9,494        5,069       --          14,563
  Installment........................................................       4,366        1,546       --           5,912
  Other..............................................................          13       --           --              13
                                                                       -----------  -----------  -----------  ---------
  Total..............................................................   $  37,026       10,691       --          47,717
                                                                       -----------  -----------  -----------  ---------

    RISK ELEMENTS INVOLVED IN LENDING ACTIVITIES. The following table details the nonperforming asset information for the periods presented:

                                                                                                         JUNE 30,
                                                                                   DECEMBER 31,    --------------------
                                                                                       1997          1997       1996
                                                                                  ---------------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans................................................................     $     504           142        251
Loans past due 90 days or more..................................................           205           454         83
                                                                                         -----           ---        ---
Total nonperforming loans.......................................................           709           596        334
Foreclosed property.............................................................           114           155         25
                                                                                         -----           ---        ---
Total nonperforming assets......................................................           823           751        359
                                                                                         -----           ---        ---
Nonperforming loans to loans....................................................          1.45%         1.25%      0.79%
                                                                                         -----           ---        ---
Nonperforming assets to loans plus foreclosed property..........................          1.68%         1.57%      0.85%
                                                                                         -----           ---        ---
Nonperforming assets to total assets............................................          0.93%         0.92%      0.47%
                                                                                         -----           ---        ---

    It is generally the policy of IOBI to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection. If interest on nonaccrual loans had been accrued, such income would have amounted to $38,000 and $35,000 for the years ended June 30, 1997 and 1996, respectively. The Company did not receive or recognize interest income on nonaccrual loans for the years ended June 30, 1997 and 1996.

    POTENTIAL PROBLEM LOANS. Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans are less than 90 days past due or in many cases are current, the borrowers have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. As such, these loans may result in classification at some future point as nonperforming. At December 31, 1997 and June 30, 1997, such loans (excluding all nonperforming loans described above) amounted to $3,001,000 and $2,916,000, respectively.

    FOREIGN LOANS OUTSTANDING. IOBI had no loans to any foreign countries on any of the dates specified in the tables.

    LOAN CONCENTRATIONS. The Bank grants commercial and agricultural, real estate mortgage, and installment loans to customers in the Bank's immediate geographic lending area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' abilities to honor their contractual obligations is dependent upon the agribusiness economic sector in this geographic lending area. Direct and indirect agricultural loans totaled approximately $12,694,000 at June 30, 1997. Generally, such loans are secured by farm assets and are expected to be repaid from cash flows of the farm operations. The Bank's policy for requiring collateral and access to that collateral is essentially the same as in extending credit to the Bank's other customers.

    SUMMARY OF LOAN LOSS EXPERIENCE. The following table summarizes changes in the allowance for loan loss arising from loans charged off and recoveries on loans previously charged off, by loan category and additions to the allowance that have been charged to expense.

                                                                                  SIX MONTHS     YEAR ENDED JUNE 30,
                                                                                     ENDED
                                                                                 DECEMBER 31,    --------------------
                                                                                     1997          1997       1996
                                                                                ---------------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
Balance at beginning of period................................................     $     506           407        390
Loans charged off:
  Commercial and agricultural (including municipal)...........................            26            44         32
  Real estate mortgage........................................................             5            12          4
  Installment and other.......................................................            38            75         37
                                                                                       -----     ---------  ---------
Total charge-offs.............................................................            69           131         73
                                                                                       -----     ---------  ---------
Recoveries of loans previously charged off:
  Commercial and agricultural (including municipal)...........................             1             5          4
  Installment and other.......................................................            14            35         38
                                                                                       -----     ---------  ---------
Total recoveries..............................................................            15            40         42
                                                                                       -----     ---------  ---------
Net charge-offs...............................................................            54            91         31
                                                                                       -----     ---------  ---------
Additions to allowance charged to expense.....................................            90           190         48
                                                                                       -----     ---------  ---------
Balance at end of period......................................................     $     542           506        407
                                                                                       -----     ---------  ---------
Net charge-offs to average loans (annualized for December 31, 1997)...........          0.22%         0.20       0.08
                                                                                       -----     ---------  ---------
Allowance for loan losses to loans............................................          1.11%         1.06       0.97
                                                                                       -----     ---------  ---------
Allowance for loan losses to nonperforming loans..............................         76.45%        84.90     121.86
                                                                                       -----     ---------  ---------

    The level of the allowance for loan losses is reviewed quarterly by the board of directors and management utilizing two methods of analysis. The first method assigns specific allocation percentages based on the loans' risk ratings and includes unused loan commitments. These specific allocation percentages are reviewed annually by the board of directors and management. The second method utilizes a loss history for each type of loan category while estimating the potential loss exposure.

    Management views the allowance for loan losses as being available for all potential or previously unidentified loan losses which may occur in the future. The risk of future losses which is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans. Based on its review of adequacy, IOBI's management has estimated those portions of the allowance that could be attributable to major categories of loans as detailed in the following table:

                                                                                         JUNE 30,
                                                                ----------------------------------------------------------
                                                                            1997                          1996
                                                                ----------------------------  ----------------------------
                                                                               PERCENT OF                    PERCENT OF
                                                                              LOANS IN EACH                 LOANS IN EACH
                                                                               CATEGORY TO                   CATEGORY TO
                                                                 ALLOWANCE     TOTAL LOANS     ALLOWANCE     TOTAL LOANS
                                                                -----------  ---------------  -----------  ---------------
                                                                                  (DOLLARS IN THOUSANDS)
Commercial and agricultural
  (including municipal).......................................   $     306           60.5%     $     237           58.2%
Real estate mortgage..........................................          14            2.8             19            4.7
Installment...................................................          89           17.6             94           23.1
Unallocated...................................................          97           19.1             57           14.0
                                                                     -----          -----          -----          -----
Total.........................................................   $     506          100.0%     $     407          100.0%
                                                                     -----          -----          -----          -----
                                                                     -----          -----          -----          -----

    Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will necessarily be incurred. The allocation does not restrict future loan losses attributable to other categories. The risk factors considered when determining the overall level of the allowance for loan losses are the same when estimating the allocation by major category, as specified in the allowance category.

    DEPOSITS. The following table shows, for each type of deposit, the average balance and rate paid on each type of deposit for the years ended June 30, 1997 and 1996:

                                                                                        JUNE 30,
                                                          --------------------------------------------------------------------
                                                                        1997                               1996
                                                          ---------------------------------  ---------------------------------
                                                           AVERAGE    INTEREST                AVERAGE    INTEREST
                                                           BALANCE     EXPENSE      RATE      BALANCE     EXPENSE      RATE
                                                          ---------  -----------  ---------  ---------  -----------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits.....................  $  10,337      --          --    % $   9,490      --          --    %
NOW and money market demand accounts....................     18,322         487        2.66     18,323         519        2.83
Savings.................................................     10,961         335        3.06     11,123         358        3.22
Time deposits...........................................     28,576       1,571        5.50     26,223       1,430        5.45
                                                          ---------       -----         ---  ---------       -----         ---
Total...................................................  $  68,196       2,393        3.51% $  64,859       2,307        3.56%
                                                          ---------       -----         ---  ---------       -----         ---
                                                          ---------       -----         ---  ---------       -----         ---

    The following table shows the maturity of time deposits of $100,000 or more at June 30, 1997:

                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
Three months or less........................................................................        $   2,091
Over three through six months...............................................................            1,295
Over six through 12 months..................................................................              915
Over 12 months..............................................................................            1,478
                                                                                                       ------
                                                                                                    $   5,779
                                                                                                       ------
                                                                                                       ------

    RETURN OF EQUITY AND ASSETS. The following ratios are among those commonly used in analyzing the performance of banks and bank holding companies.

                                                                                                    1997       1996
                                                                                                  ---------  ---------
Return on average assets........................................................................       1.32%      1.28%
Return on average equity........................................................................      11.97      12.57
                                                                                                  ---------  ---------

    PROPERTIES. Both IOBI's and the Bank's principal offices are located at Posey Avenue and North Lincoln Boulevard West in Shawneetown, Illinois, 62984. The Bank also operates two branch facilities: one of which is located on Main Street in Galconda, Illinois, 62938; and the other, located at the intersection of First Street and Main Street in Elizabethtown, Illinois, 62931.

    LEGAL PROCEEDINGS. During the normal course of business, various legal claims have arisen which, in the opinion of the management of IOBI, will not result in any material liability to IOBI.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    INTRODUCTION. The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of IOBI for the six months ended December 31, 1997 and the two-year period ended June 30, 1997. It provides a more comprehensive review of factors not otherwise apparent from the consolidated financial statements of IOBI alone. Reference should be made to those consolidated financial statements and the selected financial data presented elsewhere herein for an understanding of the following review.

    NET INCOME ANALYSIS. IOBI's net income for the year ended June 30, 1997 was $1,048,000, compared to $965,000 for the year ended June 30, 1996. The increase in net income was due primarily to an increase in interest income, offset by an increase in provision for loan loss expense.

    For the six months ended December 31, 1997 and 1996, net income was $499,000 and $595,000, respectively. The decrease was due primarily to an increase in noninterest expense, offset by an increase in net interest income.

    NET INTEREST INCOME. Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds, the mix of those funds, and the volume of nonperforming assets. IOBI's net interest income increased approximately 9% to $3,583,000 on a tax-equivalent basis for the year ended June 30, 1997. The net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets, was 4.90% in 1997, compared to 4.74% in 1996. IOBI's yield on interest-earning assets increased to 8.37% in 1997 from 8.31% in 1996, while the cost of funds decreased to 4.25% in 1997 from 4.31% in 1996. The increase in net interest margin was attributable to strong growth in the loan portfolio during the year ended June 30, 1997.

    During the year ended June 30, 1997, increases in the average volume of loans resulted in an increase in interest income of $668,000. This increase was partially offset by a $214,000 decrease in interest income due to decreases in the average volume of taxable and nontaxable investment securities. Changes in interest rates on the average volume of taxable and nontaxable investment securities and loans decreased interest income by $133,000. Increases in the average volume of time deposits resulted in an increase in interest expense of $129,000, which was partially offset by a decrease due to changes in the average volume of savings and notes payable. Changes in interest rates on the average volume of NOW, money markets, and notes payable decreased interest expense by $56,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during the year ended June 30, 1997 as compared to the year ended June 30, 1996 increased interest income by $331,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities increased interest expense by $42,000.

    Net interest income on a tax-equivalent basis was $2,072,000 for the six-month period ended December 31, 1997, a 4.7% increase from the same period of 1996. Interest income increased $170,000 for the six-month period ended December 31, 1997 and interest expense increased $93,000. The increase was primarily attributable to continued strong growth in the loan portfolio.

    PROVISION FOR LOAN LOSSES. The provision for loan losses charged to expense was $190,000 for the year ended June 30, 1997, compared to $48,000 for the year ended June 30, 1996. The increase in provision expense is a result of management's intention to increase the allowance for loan losses to a sufficient level based on the growth in the loan portfolio.

    The provision for loan losses was $90,000 for the six months ended December 31, 1997, compared to $100,000 for the same period in 1996.

    The allowance for loan losses is maintained at a level considered adequate to provide for potential losses. The provision for loan losses is based on a periodic analysis considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral, and payment experience. In addition to the allowance for losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

    Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses. Such agencies may require IOBI to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

    The ratio of nonperforming loans to loans for 1997 and 1996 has remained at a relatively low level as a result of aggressive account collections and the effectiveness of management in working with the problem credits coupled with acquisitions of foreclosed real estate.

    NONINTEREST INCOME. IOBI's noninterest income was $406,000 for the year ended June 30, 1997, as compared to $435,000 for the year ended June 30, 1996. The decrease in this income level is due primarily to a reduction of the amount of gains and losses recorded on the sale of investment securities.

    Noninterest income for the six months ended December 31, 1997 was $243,000, a 20.3% increase from the six months ended December 31, 1996. The increase was due primarily to increases in service charges on deposits as a result of changes in the service charge structure and other miscellaneous income.

    NONINTEREST EXPENSE. Noninterest expense increased 3% to $2,221,000 for the year ended June 30, 1997 as compared to the year ended June 30, 1996. This increase is the result of increases in professional fees, and postage, printing, and supplies expense. The increase is offset by a decrease in other miscellaneous expenses.

    Noninterest expense for the six months ended December 31, 1997 was $1,180,000, compared to $1,049,000 for the same period in 1996. The increase was primarily the result of increases in professional fees due to the merger and other miscellaneous expenses.

    INCOME TAXES. IOBI recorded income tax expense of $294,000 for the year ended June 30, 1997 and $313,000 for the year ended June 30, 1996. The effective income tax rates were 21.8% and 24.5% for the years ended June 30, 1997 and 1996, respectively.

    Income tax expense of $229,000 and $135,000 was recorded for the six months ended December 31, 1997 and 1996, respectively.

    LIQUIDITY AND INTEREST RATE SENSITIVITY. Liquidity is provided to IOBI through earning assets, including short-term investments in federal funds sold, and through maturities in the investment and loan portfolios. In addition, liquidity is provided by borrowed funds.

    The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is a dynamic process essential to minimizing the effect of interest rate fluctuations on net interest income. The following tables reflect

IOBI's GAP analysis (rate-sensitive assets minus rate-sensitive liabilities) as of December 31, 1997 and June 30, 1997, respectively:

                                                                                     DECEMBER 31, 1997
                                                                -----------------------------------------------------------
                                                                                OVER         OVER
                                                                              3 MONTHS      1 YEAR
                                                                 3 MONTHS      THROUGH      THROUGH      OVER
                                                                  OR LESS     12 MONTHS     5 YEARS     5 YEARS     TOTAL
                                                                -----------  -----------  -----------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Assets:
  Investments in debt and equity securities...................   $   1,731        3,464       17,384         338     22,917
  Loans.......................................................      32,466        7,432        9,060      --         48,958
  Federal funds sold..........................................       9,547       --           --          --          9,547
                                                                -----------  -----------  -----------  ---------  ---------
Total interest-sensitive assets...............................      43,744       10,896       26,444         338     81,422
                                                                -----------  -----------  -----------  ---------  ---------
                                                                -----------  -----------  -----------  ---------  ---------
Liabilities:
  NOW and money market demand accounts(1).....................       4,487        5,577        8,762      --         18,826
  Savings(1)..................................................         501        5,983        6,761      --         13,245
  Time deposits(1)............................................       7,771       14,694        6,900      --         29,365
  Notes payable...............................................      --           --            1,016      --          1,016
                                                                -----------  -----------  -----------  ---------  ---------
Total interest-sensitive liabilities..........................      12,759       26,254       23,439      --         62,452
                                                                -----------  -----------  -----------  ---------  ---------
                                                                -----------  -----------  -----------  ---------  ---------
Interest-sensitivity gap at December 31, 1997:
  Incremental.................................................   $  30,985      (15,358)       3,005         338     18,970
                                                                -----------  -----------  -----------  ---------  ---------
  Cumulative..................................................   $  30,985       15,627       18,632      18,970
                                                                -----------  -----------  -----------  ---------

                                                                                       JUNE 30, 1997
                                                                -----------------------------------------------------------
                                                                                OVER         OVER
                                                                              3 MONTHS      1 YEAR
                                                                 3 MONTHS      THROUGH      THROUGH      OVER
                                                                  OR LESS     12 MONTHS     5 YEARS     5 YEARS     TOTAL
                                                                -----------  -----------  -----------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Assets:
  Investments in debt and equity securities...................   $   2,510        4,088       16,239         338     23,175
  Loans.......................................................      29,492        7,534       10,691      --         47,717
  Federal funds sold..........................................       4,342       --           --          --          4,342
                                                                -----------  -----------  -----------  ---------  ---------
Total interest-sensitive assets...............................      36,344       11,622       26,930         338     75,234
                                                                -----------  -----------  -----------  ---------  ---------
                                                                -----------  -----------  -----------  ---------  ---------
Liabilities:
  NOW and money market demand accounts(1).....................       4,348        5,505        8,131      --         17,984
  Savings(1)..................................................         510        3,657        6,700      --         10,867
  Time deposits(1)............................................      16,139        7,278        6,676      --         30,093
  Notes payable...............................................      --           --            1,266      --          1,266
                                                                -----------  -----------  -----------  ---------  ---------
Total interest-sensitive liabilities..........................      20,997       16,440       22,773      --         60,210
                                                                -----------  -----------  -----------  ---------  ---------
                                                                -----------  -----------  -----------  ---------  ---------
Interest-sensitivity gap at June 30, 1997:
  Incremental.................................................   $  15,347       (4,818)       4,157         338     15,024
                                                                -----------  -----------  -----------  ---------  ---------
  Cumulative..................................................   $  15,347       10,529       14,686      15,024
                                                                -----------  -----------  -----------  ---------

------------------------

(1) IOBI's experience with NOW, money market demand accounts, and savings has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of these balances have remained relatively constant in periods of both rising and falling rates. Therefore, a portion of these deposits is included in the "Over 1 year through 5 years" category. Time deposits have been categorized based on contractual maturity dates.

    As indicated in the preceding tables, IOBI was asset sensitive on a cumulative basis in the near term (three months or less) at December 31, 1997 and June 30, 1997, based on contractual maturities and earliest repricing dates. In this regard, an increase in the general level of interest rates would generally have a positive effect on IOBI's net interest income, as the repricing of the larger volume of interest-sensitive assets would create a larger amount of interest income than the additional amount of interest expense created by the repricing of the smaller volume of interest-sensitive liabilities.

    The following table summarizes certain trends in IOBI's consolidated balance sheet during the two-year period:

                                                                                       JUNE 30,
                                                                                 --------------------
                                                                                   1997       1996
                                                                                 ---------  ---------
                                                                                     (DOLLARS IN
                                                                                      THOUSANDS)
Total assets...................................................................  $  81,370     77,101
Earning assets.................................................................  $  75,234     70,904
Deposits.......................................................................  $  70,004     66,386

Loans to deposits (net loans)..................................................      68.12%     63.36
Loans to total assets (net loans)..............................................      58.60%     54.55
Debt and equity securities to total assets.....................................      28.48%     34.16

    The composition of total assets and earning assets changed during 1997 as maturities of investment securities were utilized to fund loan growth. IOBI's earning assets increased $4,297,000 from 1996 to 1997. Investment securities were $23,175,000 at June 30, 1997 as compared to $26,334,000 at June 30, 1996.
Loans, net of unearned discount, were $47,684,000 at June 30, 1997, compared to $42,061,000 at June 30, 1996. Deposits increased $3,618,000 from June 30, 1996 to June 30, 1997.

    CAPITAL ADEQUACY. IOBI's equity capital was $9,872,000, $9,355,000, and $8,155,000 at December 31, 1997 and June 30, 1997 and 1996, respectively. From June 30, 1997 to December 31, 1997, equity capital increased $517,000 as a result of net income of $499,000 and a net unrealized gain on securities available-for-sale of $41,000, offset by cash dividends of $23,000. From June 30, 1996 to June 30, 1997, equity capital increased $1,200,000 as a result of net income of $1,048,000 and a net unrealized gain on securities available-for-sale of $202,000, offset by cash dividends of $50,000.

    Risk-based capital guidelines for financial institutions were adopted by regulatory authorities and were effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions, and to provide for uniform requirements among the various regulators. Currently, the risk-based capital guidelines require the Bank to meet a minimum total capital ratio of 8.0%, of which at least 4.0% must consist of Tier I capital. Tier I capital generally consists of (a) common shareholders' equity, (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the FDIC, and (c) minority interests in the equity accounts of consolidated subsidiaries less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier I capital. The FDIC also requires a minimum leverage ratio of 3.0%, defined as the ratio of Tier I capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations.

    The following tables summarize the Bank's risk-based capital and leverage ratios:

                                        RISK-BASED CAPITAL RATIOS
----------------------------------------------------------------------------------------------------------
              TOTAL                               TIER 1                         LEVERAGE RATIOS
----------------------------------  ----------------------------------  ----------------------------------
                    JUNE 30,                            JUNE 30,                            JUNE 30,
DECEMBER 31,  --------------------  DECEMBER 31,  --------------------  DECEMBER 31,  --------------------
    1997        1997       1996         1997        1997       1996         1997        1997       1996
------------  ---------  ---------  ------------  ---------  ---------  ------------  ---------  ---------
     20.84%      21.50%     22.79%       19.71%      20.39%     21.80%       11.27%      11.73%     11.80%

    RISK MANAGEMENT. IOBI's management objective in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit, and liquidity risks. The following is a discussion of IOBI's management of these risks.

    MARKET RISK MANAGEMENT. IOBI's management believes its loan and investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market. Although IOBI has a diversified loan portfolio, a substantial portion of its borrowers' abilities to honor their contractual obligations is dependent upon the agribusiness economic sector in its geographic lending area. Commercial and agricultural loans as of June 30, 1997 totaled $26,656,000, or 55.9%, of the loan portfolio, while real estate loans totaled $14,563,000, or 30.5%, of the loan portfolio; and installment, municipal, and other loans totaled $6,498,000, or 13.6%, of the loan portfolio. The commercial and agricultural loan portfolio, which includes loans made primarily to businesses located in southern Illinois and served by IOBI, is generally secured by business assets such as farm equipment, crops, inventory, accounts receivable, and equipment. At June 30, 1997, the total investment portfolio was $23,175,000. Approximately 35.2% of the portfolio is comprised of U.S. Government issues, approximately 36.3% is comprised of State and Municipal Bonds, and the remaining portion is comprised of mortgage-backed securities and other securities.

    CREDIT RISK MANAGEMENT. The risks IOBI's management assumes in providing credit products to customers are fundamental to its business operation. Credit risk management includes defining an acceptable level of risk and return, establishing policies and procedures to govern the credit process, and maintaining a thorough portfolio review function. Credit policies are ultimately the responsibility of IOBI's Board of Directors and, as such, are reviewed and approved by the Board of Directors. Of equal importance in this risk management process are the ongoing monitoring procedures performed by management.

    Nonperforming loans represented 1.45% of total loans at December 31, 1997, compared to 1.25% and 0.79% at June 30, 1997 and 1996, respectively. Other real estate owned by IOBI totaled $114,000 at December 31, 1997, and $155,000 and $25,000 at June 30, 1997 and 1996, respectively.

    LIQUIDITY RISK MANAGEMENT. Liquidity is a measurement of IOBI's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. IOBI actively manages the composition of its assets and liabilities to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly reviewed policies when determining the appropriate portion of total assets, which should be comprised of readily marketable assets available to meet future liquidity needs.

    IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS. Statement of Financial Accounting Standards (SFAS) 125 established accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The standards established by SFAS 125 are based on consistent applications of a "financial components" approach that focuses on control. Under such approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities that it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. The adoption of SFAS 125 did not have a material effect on the consolidated financial position or results of operations.

    EFFECT OF INFLATION. Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

    Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio.

                       DESCRIPTION OF NCBE CAPITAL STOCK

AUTHORIZED SHARES

    NCBE's Articles of Incorporation presently authorize the issuance of 20,000,000 shares of common stock, $1.00 stated value per share. As of February 28, 1998, there were 10,745,060 shares of NCBE Common issued and outstanding.

DIVIDENDS, VOTING, LIQUIDATION AND OTHER RIGHTS

    Holders of NCBE's Common are entitled to receive dividends when, as and if declared by NCBE's Board of Directors out of funds legally available therefor. The ability of the financial institution subsidiaries of NCBE to pay cash dividends, which are expected to be NCBE's principal source of income, is restricted by applicable banking laws and regulations. Such dividends have previously been NCBE's principal source of income.

    Holders of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders other than the election of directors. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

    In the event of liquidation, dissolution or winding up of NCBE, whether voluntary or involuntary, the holders of NCBE Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

    Holders of shares of NCBE Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of NCBE Common.

    The shares of NCBE Common presently outstanding are, and the shares of NCBE Common to be issued pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS

    Certain provisions of NCBE's Articles of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving "staggered" terms of office of three years; (ii) the requirement that any business combination be approved by the holders of 80% of the shares entitled to vote thereon; and (iii) requirements for advance notice for making nominations at shareholders' meetings. See "COMPARISON OF SHAREHOLDER RIGHTS."

    NCBE's By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

CERTAIN PROVISIONS OF THE INDIANA LAW

    The Indiana Law applies to NCBE as an Indiana corporation. Certain provisions of the Indiana Law may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS--Business Combinations Involving Interested Shareholder" and "COMPARISON OF SHAREHOLDER RIGHTS--Control Share Acquisitions."

TRANSFER AGENT

    The National City Bank of Evansville, Evansville, Indiana is the transfer agent for shares of NCBE Common.

                        COMPARISON OF SHAREHOLDER RIGHTS

    The rights of holders of shares of NCBE Common are governed by the Indiana Law and by NCBE's Articles of Incorporation and By-laws. The rights of holders of shares of IOBI Common are governed by the Illinois Law and by IOBI's Articles of Incorporation and By-laws. The rights of holders of shares of IOBI Common differ in certain respects from the rights which they would have as shareholders of NCBE. A summary of the material differences between the respective rights of the shareholders of NCBE and IOBI is set forth below.

CLASSIFIED BOARD OF DIRECTORS

    NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. Directors are elected by a plurality of votes cast by shares entitled to vote. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

    IOBI. IOBI does not have a classified Board of Directors. The By-laws of IOBI provide for a Board of Directors of eleven members, with each member serving a term until the next annual meeting of shareholders.

BUSINESS COMBINATIONS NOT INVOLVING AN INTERESTED SHAREHOLDER

    NCBE. Under the Indiana Law, a majority of the shares entitled to vote on a proposed plan of merger or share exchange is required for approval unless any class or series of shares is entitled to vote separately as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or other business combination transaction with another corporation that is not approved by a majority of the members of NCBE's Board of Directors.

    IOBI. Under the Illinois Law, the affirmative vote of at least two-thirds of the shares entitled to vote on a proposed plan of merger is required for approval unless any class or series of shares is entitled to vote as a class on the plan. If any class is entitled to vote on the plan, the proposed plan must be approved by an affirmative vote of (i) at least two-thirds of the shares of each class or series of shares entitled to vote as a class and (ii) at least two-thirds of the total number of shares entitled to vote on the proposed plan. The articles of incorporation of any corporation may supersede the two-thirds vote requirement by specifying any smaller or larger vote requirement; provided, however, that the vote requirement may not be less than a majority of the shares entitled to vote. IOBI's Articles of Incorporation and By-laws do not contain any provisions changing the statutory requirements.

BUSINESS COMBINATIONS INVOLVING AN INTERESTED SHAREHOLDER

    NCBE. The Indiana Law restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

    IOBI. Although there are corresponding provisions under the Illinois Law regarding business combinations with an "interested shareholder", such provisions do not apply to IOBI because IOBI does not have a class of equity securities registered under Section 12 of the Exchange Act and is not subject to
Section 15(d) of the Exchange Act.

REMOVAL OF DIRECTORS

    NCBE. Under the Indiana Law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, unless the articles of incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for that purpose, and such purpose must be stated in the notice of the meeting. A director elected by a voting group of shareholders may be removed only by that voting group. NCBE's Articles of Incorporation do not contain any provisions changing the statutory provisions relating to the removal of directors.

    IOBI. The Illinois Law provides that directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors.

AMENDMENTS TO ARTICLES OF INCORPORATION

    NCBE. The Indiana Law provides that, unless a greater vote is required under a specific provision of the Indiana Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Law. NCBE's Articles of Incorporation provide that amendments must be approved by the holders of a majority of the outstanding voting shares; except that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

    IOBI. The Illinois Law provides that, unless a greater or lesser vote (provided that it is not less than holders of a majority of the shares entitled to vote) is required by the corporation's articles of incorporation, a corporation may amend its articles of incorporation upon receiving the affirmative vote of at least two-thirds of its voting shares. IOBI's Articles of Incorporation do not contain a greater or lesser vote requirement.

VOTING RIGHTS

    NCBE. On all matters other than the election of directors, NCBE shareholders are entitled to cast one vote per share of NCBE Common. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

    IOBI. Holders of shares of IOBI Common are entitled to one vote per share on all matters to be voted upon by the shareholders.

SPECIAL MEETINGS OF SHAREHOLDERS

    NCBE. The Indiana Law provides that a corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the corporation's articles or by-laws. NCBE's By-laws provide that a special meeting of shareholders must be held upon the request of the Chairman of the Board, the President, a majority of the Board of Directors or the holders of 25% or more of the outstanding shares of voting stock.

    IOBI. IOBI's By-Laws provide that special meetings of the shareholders of a corporation may be called at any time, for any purpose or purposes, by the Board of Directors, the President or the holders of 20% or more of all the outstanding shares.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    NCBE. Under the Indiana Law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent to such action is signed by all shareholders entitled to vote thereon.

    IOBI. Under the Illinois Law, unless precluded by the articles of incorporation, action may be taken by the shareholders without a meeting and without a vote, if a consent in writing, setting forth the action taken is signed (i) by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting, or
(ii) by all of the shareholders entitled to vote; provided, however, if the action taken is by less than unanimous written consent, five days' advance notice of the subject matter must have been given and prompt notice of the action taken must be provided to those shareholders who did not consent. IOBI's Articles of Incorporation do not prohibit actions to be taken by written consent.

DISSENTERS' RIGHTS

    NCBE. Under the Indiana Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. NCBE's shareholders are not required to vote on the Merger nor are they entitled to exercise dissenters' rights in connection with the Merger.

    IOBI. Under the Illinois Law, a shareholder of a corporation who dissents from, among other things, a plan of merger, consolidation, plan of share exchange, or sale, lease or exchange of all or substantially all of the property of the corporation has the right (subject to certain exceptions) to demand payment of the fair value of such shareholder's stock. Shareholders of IOBI are entitled to exercise such rights in connection with the Merger. See "THE MERGER--Dissenters' Rights."

CONTROL SHARE ACQUISITIONS

    NCBE. Pursuant to the Indiana Law, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitled that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in Indiana,
(ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions.

    IOBI.  There is no corresponding provision under the Illinois Law.

INDEMNIFICATION

    NCBE. Pursuant to the Indiana Law, NCBE is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to NCBE in certain circumstances. NCBE may also voluntarily undertake to indemnify certain persons acting on NCBE's behalf in certain circumstances. The Indiana Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The Indiana Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. NCBE's Articles of Incorporation generally provide for the indemnification of NCBE's directors, officers, employees and agents to the extent permitted by the Indiana Law.

    IOBI. The Illinois Law permits a corporation to indemnify a person who, by reason of his or her relationship with the corporation, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that in the case of actions by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent, that the court in which such action or suit was brought determines upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, the Illinois Law provides that, to the extent that such person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The Illinois Law also authorizes corporations to pay expenses in advance of final disposition of a proceeding if the person in question undertakes to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Illinois Law provides that the indemnification and advancement of expenses provided for therein is not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. The By-laws of IOBI include indemnification provisions that are generally similar to those contemplated by the Illinois Law.

LIMITATION OF LIABILITY OF DIRECTORS

    NCBE. The Indiana Law provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the Indiana Law and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the Indiana Law is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution.

    IOBI. The Illinois Law provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under certain provisions of the Illinois Law; or
(iv) for any transaction in which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of any director for any act or omission occurring before the date when the provision is included in the articles of incorporation. The Articles of Incorporation of IOBI do not contain any provisions limiting the liability of directors.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

    NCBE. The Indiana Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

    IOBI. The Illinois Law provides that, in discharging the duties of their respective positions, the board of directors and individual directors may, in considering the best long-term and short-term interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.

                                 LEGAL MATTERS

    The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain matters on behalf of IOBI in connection with the Merger will be passed upon Howard & Howard, Peoria, Illinois.

                                    EXPERTS

    The consolidated financial statements of NCBE and subsidiaries as of December 31, 1997 and 1996 and each of the three years in the three-year period ended December 31, 1997, incorporated by reference to NCBE's Annual Report on Form 10-K, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements of IOBI as of June 30, 1997 and each of the years in the two-year period ended June 30, 1997, included in this Prospectus/Proxy Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in a report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       INDEX TO IOBI FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheets as of December 31, 1997 (unaudited) and June 30, 1997..........................         F-3

Consolidated Statements of Income for the six-month periods ended December 31, 1997 and 1996 (unaudited)
  and years ended June 30, 1997 and 1996...................................................................         F-4

Consolidated Statements of Changes in Stockholders' Equity for the six-month period ended December 31, 1997
  (unaudited) and years ended June 30, 1997 and 1996.......................................................         F-5

Consolidated Statements of Cash Flows for the six-month periods ended December 31, 1997 and 1996
  (unaudited) and years ended June 30, 1997 and 1996.......................................................         F-6

Notes to Consolidated Financial Statements June 30, 1997...................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Illinois One Bancorp, Inc.,
Shawneetown, Illinois:

We have audited the accompanying consolidated balance sheet of Illinois One Bancorp, Inc. and subsidiary as of June 30, 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the two years ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois One Bancorp, Inc. and subsidiary at June 30, 1997, and the results of their operations and their cash flows for the two years ended June 30, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
January 7, 1998

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                      DECEMBER 31, 1997 AND JUNE 30, 1997

                                                                                                      JUNE 30,
                                                                                                        1997
                                                                                     DECEMBER 31,   -------------
                                                                                         1997
                                                                                     -------------
                                                                                      (UNAUDITED)
ASSETS
Cash and due from banks (note 2)...................................................  $   3,157,018      2,610,812
Federal funds sold.................................................................      9,547,018      4,341,996
                                                                                     -------------  -------------
Cash and cash equivalents..........................................................     12,704,036      6,952,808
                                                                                     -------------  -------------
Debt and equity securities available-for-sale, at estimated market value (note
  3)...............................................................................     22,916,785     23,175,305

Loans (note 4).....................................................................     48,957,820     47,716,625
  Less:
    Unearned discount..............................................................         50,533         32,773
    Allowance for loan losses......................................................        542,101        505,853
                                                                                     -------------  -------------
Loans, net.........................................................................     48,365,186     47,177,999
                                                                                     -------------  -------------
Premises and equipment, net (note 5)...............................................      1,490,709      1,556,875
Accrued interest receivable........................................................      1,248,265      1,059,411
Excess of cost over fair value of net assets acquired..............................      1,162,454      1,183,466
Other assets (note 7)..............................................................        181,864        264,397
                                                                                     -------------  -------------
                                                                                     $  88,069,299     81,370,261
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits.......................................................     14,951,956     11,060,084
Interest-bearing deposits (note 6).................................................     61,436,498     58,944,164
                                                                                     -------------  -------------
Total deposits.....................................................................     76,388,454     70,004,248

Accrued interest payable...........................................................        381,975        362,566
Notes payable (note 8).............................................................      1,016,307      1,266,307
Other liabilities..................................................................        410,099        381,863
                                                                                     -------------  -------------
Total liabilities..................................................................     78,196,835     72,014,984
                                                                                     -------------  -------------
Commitments and contingent liabilities (note 10)
Stockholders' equity (note 2):
  Common stock, no par, 12,500 shares authorized, 2,789 shares issued, and 2,373.47
    shares outstanding.............................................................      2,462,852      2,462,852
  Retained earnings................................................................      8,139,487      7,663,870
  Treasury stock (415.53 shares at cost)...........................................       (899,992)      (899,992)
  Net unrealized gain on securities available-for-sale.............................        170,117        128,547
                                                                                     -------------  -------------
Total stockholders' equity.........................................................      9,872,464      9,355,277
                                                                                     -------------  -------------
Total liabilities and stockholders' equity.........................................  $  88,069,299     81,370,261
                                                                                     -------------  -------------
                                                                                     -------------  -------------

          See accompanying notes to consolidated financial statements.

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

               SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996
                     AND YEARS ENDED JUNE 30, 1997 AND 1996

                                                                  DECEMBER 31,                  JUNE 30,
                                                           --------------------------  --------------------------
                                                               1997          1996          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                                  (UNAUDITED)
Interest income:
  Interest and fees on loans.............................  $  2,288,683     2,124,590     4,286,944     3,665,428
  Interest on interest-bearing deposits in other
    financial institutions...............................       --              2,084         2,084         5,191
  Interest and dividends on debt and equity securities:
    Taxable..............................................       438,032       493,471       939,332     1,184,663
    Exempt from federal income tax.......................       209,380        40,532       458,837       494,850
  Interest on federal funds sold.........................       167,495        73,057       187,549       175,141
                                                           ------------  ------------  ------------  ------------
Total interest income....................................     3,103,590     2,933,734     5,874,746     5,525,273

Interest expense:
  Interest on deposits (note 6)..........................     1,295,425     1,181,698     2,392,564     2,307,082
  Interest on notes payable (note 8).....................        53,142        74,714       135,002       178,721
  Interest on federal funds purchased....................       --            --            --                190
                                                           ------------  ------------  ------------  ------------
Total interest expense...................................     1,348,567     1,256,412     2,527,566     2,485,993
                                                           ------------  ------------  ------------  ------------
Net interest income......................................     1,755,023     1,677,322     3,347,180     3,039,280
Provision for loan losses (note 4).......................        90,000       100,000       190,000        48,000
                                                           ------------  ------------  ------------  ------------
Net interest income after provision for loan losses......     1,665,023     1,577,322     3,157,180     2,991,280
                                                           ------------  ------------  ------------  ------------
Noninterest income:
  Service charges on deposits............................       174,911       154,239       305,544       318,533
  Gain (loss) on sale of debt and equity securities, net
    (note 3).............................................           705        (1,313)         (820)       20,477
  Other income...........................................        67,054        49,168       100,932        96,160
                                                           ------------  ------------  ------------  ------------
Total noninterest income.................................       242,670       202,094       405,656       435,170
                                                           ------------  ------------  ------------  ------------
Noninterest expense:
  Salaries...............................................       416,462       374,404       783,271       803,860
  Employee benefits (note 9).............................        97,466       130,214       292,040       241,965
  Occupancy and equipment expense (note 5)...............       181,772       182,498       359,164       368,922
  Professional fees......................................       144,150        77,149       174,099       136,841
  FDIC and other insurance...............................        37,947        33,941        71,229        61,140
  Postage, printing, and supplies........................        70,567        60,788       133,683       119,921
  Director and committee fees............................        76,452        71,755       143,383       136,637
  Other expenses.........................................       155,359       118,323       264,294       278,345
                                                           ------------  ------------  ------------  ------------
Total noninterest expense................................     1,180,175     1,049,072     2,221,163     2,147,631
                                                           ------------  ------------  ------------  ------------
Income before income tax expense.........................       727,518       730,344     1,341,673     1,278,819
Income tax expense (note 7)..............................       228,856       135,123       293,561       313,372
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $    498,662       595,221     1,048,112       965,447
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Basic earnings per share.................................  $     210.10        250.78        441.59        406.77
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    SIX-MONTH PERIOD ENDED DECEMBER 31, 1997
                     AND YEARS ENDED JUNE 30, 1997 AND 1996

                                                                                           NET
                                                                                        UNREALIZED
                                                                                       GAIN (LOSS)
                                                                                            ON
                                                                                        SECURITIES      TOTAL
                                                 COMMON       RETAINED     TREASURY     AVAILABLE-   STOCKHOLDERS'
                                                 STOCK        EARNINGS       STOCK       FOR-SALE       EQUITY
                                              ------------  ------------  -----------  ------------  ------------
Balance, June 30, 1995 (unaudited)..........  $  2,462,852     5,712,166     (899,992)     (77,543)    7,197,483

Net income..................................       --            965,447      --            --           965,447
Cash dividends..............................       --            (11,925)     --            --           (11,925)
Change in unrealized gain (loss) on
  securities available-for-sale.............       --            --           --             4,018         4,018
                                              ------------  ------------  -----------  ------------  ------------
Balance, June 30, 1996......................     2,462,852     6,665,688     (899,992)     (73,525)    8,155,023

Net income..................................       --          1,048,112      --            --         1,048,112
Cash dividends..............................       --            (49,930)     --            --           (49,930)
Change in unrealized gain (loss) on
  securities available-for-sale.............       --            --           --           202,072       202,072
                                              ------------  ------------  -----------  ------------  ------------
Balance, June 30, 1997......................     2,462,852     7,663,870     (899,992)     128,547     9,355,277

Net income (unaudited)......................       --            498,662      --            --           498,662
Cash dividends (unaudited)..................       --            (23,045)     --            --           (23,045)
Change in unrealized gain (loss) on
  securities available-for-sale
  (unaudited)...............................       --            --           --            41,570        41,570
                                              ------------  ------------  -----------  ------------  ------------
Balance, December 31, 1997 (unaudited)......  $  2,462,852     8,139,487     (899,992)     170,117     9,872,464
                                              ------------  ------------  -----------  ------------  ------------
                                              ------------  ------------  -----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996
                     AND YEARS ENDED JUNE 30, 1997 AND 1996

                                                                   DECEMBER 31,                JUNE 30,
                                                             ------------------------  ------------------------
                                                                1997         1996         1997         1996
                                                             -----------  -----------  -----------  -----------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income...............................................  $   498,662      595,221    1,048,112      965,447
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................      158,424      122,391      263,642      305,427
    Provision for loan losses..............................       90,000      100,000      190,000       48,000
    Deferred tax expense...................................      (16,752)       3,660      (12,652)       5,695
    Loss (gain) on sale of investments in debt and equity
      securities, net......................................         (705)       1,313          820      (20,477)
    (Increase) decrease in accrued interest receivable and
      other assets.........................................     (106,321)    (227,056)    (258,696)         161
    Increase (decrease) in accrued interest payable and
      other liabilities....................................       42,982       31,140         (574)      26,307
                                                             -----------  -----------  -----------  -----------
    Net cash provided by operating activities..............      666,290      626,669    1,230,652    1,330,560
                                                             -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Decrease in interest-bearing deposits in other financial
    institutions...........................................      --           100,000      100,000      --
  Activity in debt and equity securities
    available-for-sale:
    Proceeds from sales....................................      549,280    1,138,297    1,138,297    1,049,013
    Proceeds from principal repayments and maturities......    1,739,997    2,589,344    4,009,121    4,324,640
    Proceeds from calls....................................      943,237           --      500,000       20,666
    Purchases..............................................   (2,952,993)    (349,906)  (2,246,338)  (2,758,123)
  Activity in debt and equity securities held-to-maturity:
    Proceeds from principal repayments and maturities......      --           --           --            55,000
    Proceeds from calls....................................      --           --           --         1,300,000
    Purchases..............................................      --           --           --          (637,770)
  Net increase in loans....................................   (1,294,947)  (5,424,043)  (5,712,053)  (4,937,553)
  Purchases of premises and equipment......................      (10,797)     (18,957)    (155,841)    (141,118)
  Proceeds from sales of premises and equipment............      --           --             4,677       18,932
                                                             -----------  -----------  -----------  -----------
Net cash used in investing activities......................   (1,026,223)  (1,965,265)  (2,362,137)  (1,706,313)
                                                             -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Net increase in deposits.................................    6,384,206    1,746,503    3,618,158    3,054,662
  Principal payments on notes payable......................     (250,000)    (387,500)    (637,500)    (249,989)
  Cash dividends paid......................................      (23,045)     (25,504)     (49,930)     (11,925)
                                                             -----------  -----------  -----------  -----------
Net cash provided by financing activities..................    6,111,161    1,333,499    2,930,728    2,792,748
                                                             -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.......    5,751,228       (5,097)   1,799,243    2,416,995
Cash and cash equivalents at beginning of year.............    6,952,808    5,153,565    5,153,565    2,736,570
                                                             -----------  -----------  -----------  -----------
Cash and cash equivalents at end of year...................  $12,704,036    5,148,468    6,952,808    5,153,565
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------
Supplemental information:
  Cash payments for interest...............................  $ 1,329,158    1,241,902    2,489,871    2,470,777
  Cash payments for income taxes...........................      171,000      126,200      323,211      301,211
  Noncash transactions--transfer of debt securities to
    available-for-sale from held-to-maturity...............      --           --           --        12,955,435
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Illinois One Bancorp, Inc. (Bancorp) and its wholly owned subsidiary Illinois One Bank, N.A. (the Bank), are subject to competition from other financial institutions and the regulations of certain regulatory agencies, and undergo periodic examinations by those regulatory agencies. Following is a description of the more significant accounting policies:

    BASIS OF PRESENTATION

    The consolidated financial statements of the Bancorp and the Bank have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold.

    DEBT AND EQUITY SECURITIES

    At the time of purchase, securities are classified in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Bank has the ability and intent to hold until maturity. All securities not classified as held-to-maturity are classified as available-for-sale. At June 30, 1997, all debt and equity securities were classified as available-for-sale.

    Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.

    LOANS

    Unearned discount on certain installment loans is recognized as income principally on the sum-of-the-digits method over the term of the loan, which approximates the level yield method. Interest on all other

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                                 JUNE 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) loans is recognized based upon the principal amount outstanding using the simple-interest method. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Subsequent interest income is recognized only upon receipt. Loans are returned to accrual status only when management believes full collectibility of principal and interest is expected.

    A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan must be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement used, the Bank measures impairment based on the fair value of the collateral when the creditor has determined foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The Bank continues to use its existing nonaccrual methods for recognizing interest income on impaired loans.

    ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is available to absorb loan charge-offs. The allowance is increased by provisions charged to expense and is reduced by loan charge-offs, net of recoveries. The provision charged to expense each year is that amount which management believes is sufficient to bring the balance of the allowance to a level adequate to absorb potential loan losses, based on knowledge and evaluation of the current loan portfolio and the current economic environment.

    Management believes the allowance for loan losses is adequate to absorb loan losses in the portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of the examination process, periodically review the adequacy of the allowance for loan losses. Such agencies may require the Bank to increase the allowance for loan losses based on their judgments about information available to them at the time of their examination.

    PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the applicable assets. Property additions and betterments are capitalized while maintenance and repairs which do not extend the useful lives of the assets are expensed as incurred.

    OTHER REAL ESTATE OWNED

    Other real estate owned, included in other assets in the accompanying consolidated balance sheet, represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure. Other real estate is initially recorded on an individual asset basis at fair value minus estimated selling costs. If, subsequent to foreclosure, the fair value declines below the recorded value, the deficiency is recorded in a

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                                 JUNE 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) valuation allowance through a provision charged to expense. Subsequent increases in the fair value minus estimated costs are recorded through a reversal of the valuation allowance, but not below zero.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

    Excess of cost over fair value of net assets acquired (goodwill) is amortized on a straight-line basis over a period of 40 years. Management evaluates the period of amortization continually to determine whether later events warrant a revised estimate.

    INCOME TAXES

    The Bank's parent, Bancorp, and the Bank file a consolidated income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

    EARNINGS PER SHARE

    Earnings per share are calculated by dividing net income by the weighted average number of shares of common stock outstanding during each year.

(2) CASH AND DUE FROM BANKS AND CAPITAL REQUIREMENTS

    The Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. Vault cash maintained at the Bank exceeded such requirements at June 30, 1997.

    The Bank is a wholly owned subsidiary of Bancorp. Bancorp relies on dividend payments from the Bank to meet its debt service payments and operating expenses. Bancorp's debt agreement with an unaffiliated bank is secured by 100% of the common stock of the Bank and requires maintenance of minimum stated capital-to-asset ratios and minimum total stockholder's equity balances. Such requirements have been met at June 30, 1997.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                                 JUNE 30, 1997

(2) CASH AND DUE FROM BANKS AND CAPITAL REQUIREMENTS (CONTINUED)
(as defined). Management believes, as of June 30, 1997, the Bank meets all capital adequacy requirements to which it is subject.

    As of March 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as WELL CAPITALIZED under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The Bank's actual and required capital amounts and ratios as of June 30, 1997 are as follows:

                                                                                                       TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                            FOR CAPITAL ADEQUACY   PROMPT CORRECTIVE
                                                             ACTUAL               PURPOSES         ACTION PROVISIONS
                                                      --------------------  --------------------  --------------------
                                                       AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Total capital (to risk-weighted assets).............  $   9,813     21.50%  $   3,651      8.00%  $   4,564     10.00%
Tier I capital (to risk-weighted assets)............  $   9,307     20.39%  $   1,825      4.00%  $   2,738      6.00%
Tier I capital (to adjusted average assets).........  $   9,307     11.73%  $   2,380      3.00%  $   3,967      5.00%

(3) DEBT AND EQUITY SECURITIES

    During December 1995, the Bank transferred securities classified as held-to-maturity to available-for-sale with an amortized cost of $12,955,435 under the terms of the Special Report issued by the Financial Accounting Standards Board (FASB) in November 1995.

    The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market values of debt and equity securities classified as available-for-sale at June 30, 1997 are as follows:

                                                                                 GROSS        GROSS
                                                                 AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                   COST          GAINS       LOSSES     MARKET VALUE
                                                               -------------  -----------  -----------  ------------
U.S. Treasury securities.....................................  $   2,971,544       4,607      (12,454)     2,963,697
Securities of U.S. Government agencies.......................      5,222,198       2,212      (32,553)     5,191,857
Obligations of states and political subdivisions.............      8,186,829     233,392         (158)     8,420,063
Mortgage-backed securities:
  Guaranteed by U.S. Government agencies.....................      4,564,845      39,623      (41,889)     4,562,579
  Other......................................................      1,696,521       2,118         (130)     1,698,509
Federal Home Loan Bank stock.................................        237,800      --           --            237,800
Federal Reserve Bank stock...................................        100,800      --           --            100,800
                                                               -------------  -----------  -----------  ------------
                                                               $  22,980,537     281,952      (87,184)    23,175,305
                                                               -------------  -----------  -----------  ------------
                                                               -------------  -----------  -----------  ------------

    The amortized cost and estimated market value of debt and equity securities classified as available-for-sale at June 30, 1997 by contractual maturity are shown below. Expected maturities may differ from

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                                 JUNE 30, 1997

(3) DEBT AND EQUITY SECURITIES (CONTINUED) contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         AMORTIZED     ESTIMATED
                                                                                           COST       MARKET VALUE
                                                                                       -------------  ------------
Due in one year or less..............................................................  $   3,236,077     3,234,655
Due from one year through five years.................................................     11,684,631    11,834,223
Due from five years through ten years................................................      1,459,863     1,506,739
                                                                                       -------------  ------------
                                                                                          16,380,571    16,575,617
                                                                                       -------------  ------------
Mortgage-backed securities...........................................................      6,261,366     6,261,088
Federal Home Loan Bank stock--no stated maturity.....................................        237,800       237,800
Federal Reserve Bank stock--no stated maturity.......................................        100,800       100,800
                                                                                       -------------  ------------
                                                                                       $  22,980,537    23,175,305
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Chicago (FHLB) in an amount equal to the greater of 1% of the aggregate outstanding balance of loans secured by dwelling units at the beginning of each year or .3% of the total assets of the Bank. The stock, along with the Bank's investment in Federal Reserve Bank Stock, has no stated maturity and is recorded at cost which represents redemption value.

    Proceeds from sales of debt and equity securities for the years ended June 30, 1997 and 1996 were $1,138,297 and $1,049,013, respectively. Gross gains of $37,253 and $65,477 and gross losses of $38,073 and $45,000 were realized on those sales for 1997 and 1996, respectively.

    The carrying value of investments pledged to secure public funds and for other purposes was $6,947,943 at June 30, 1997.

(4) LOANS

    The composition of the loan portfolio at June 30, 1997 is as follows:

Commercial and agricultural........................................................................  $  26,655,672
Real estate mortgage...............................................................................     14,562,674
Installment........................................................................................      5,912,243
Municipal..........................................................................................        573,428
Other..............................................................................................         12,608
                                                                                                     -------------
                                                                                                     $  47,716,625
                                                                                                     -------------
                                                                                                     -------------

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

                                 JUNE 30, 1997

(4) LOANS (CONTINUED)
    Transactions in the allowance for loan losses for the years ended June 30, 1997 and 1996 are as follows:

                                                                                               1997        1996
                                                                                            ----------  ----------
Balance at beginning of year..............................................................  $  407,241     389,548
Provision charged to expense..............................................................     190,000      48,000

Loans charged off.........................................................................    (130,835)    (72,706)
Recoveries of loans previously charged off................................................      39,447      42,399
                                                                                            ----------  ----------
Net charge-offs...........................................................................     (91,388)    (30,307)
                                                                                            ----------  ----------
Balance at end of year....................................................................  $  505,853     407,241
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The Bank grants commercial and agricultural, real estate mortgage, and installment loans to customers in the Bank's immediate geographic lending area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' abilities to honor their contractual obligations is dependent upon the agribusiness economic sector in this geographic lending area. Direct and indirect agricultural loans totaled approximately $12,694,000 at June 30, 1997. Generally, such loans are secured by farm assets and are expected to be repaid from cash flows of the farm operations. The Bank's policy for requiring collateral and access to that collateral is essentially the same as in extending credit to the Bank's other customers.

    The aggregate amount of loans to officers and directors and loans for the benefit of officers and directors was $1,365,846 at June 30, 1997. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than the normal risk of collectibility.

    A summary of impaired loans at June 30, 1997 follows:

Nonaccrual loans....................................................................................  $    142,156
Impaired loans continuing to accrue interest........................................................     2,684,625
                                                                                                      ------------
Total impaired loans................................................................................  $  2,826,781
                                                                                                      ------------
                                                                                                      ------------

Allowance for loan losses on impaired loans.........................................................  $    214,702
                                                                                                      ------------
Impaired loans with no related allowance for loan losses............................................  $  1,342,456
                                                                                                      ------------
Average balance of impaired loans during the year...................................................  $  2,861,012
                                                                                                      ------------
                                                                                                      ------------

    If interest on nonaccrual loans, including amounts computed on principal balances charged off on such loans, had been accrued, such income would have been $38,048 and $34,911 for the years ended June 30, 1997 and 1996, respectively. The Bank did not receive or recognize interest income on nonaccrual loans for the years ended June 30, 1997 and 1996.

    The amount recognized as interest income on other impaired loans continuing to accrue interest was $169,945 and $101,079 for the years ended June 30, 1997 and 1996, respectively.

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

(5) PREMISES AND EQUIPMENT

    A summary of premises and equipment at June 30, 1997 is as follows:

Land, building and improvements.................................................  $  1,522,014
Furniture, fixtures, and equipment..............................................     1,435,720
                                                                                  ------------
                                                                                     2,957,734
Less accumulated depreciation...................................................     1,400,859
                                                                                  ------------
                                                                                  $  1,556,875
                                                                                  ------------
                                                                                  ------------

    Depreciation charged to occupancy and equipment expense was $163,416 and $172,474 for the years ended June 30, 1997 and 1996, respectively.

    At June 30, 1997, the Bank had certain operating leases for equipment which expire at various dates through 2001. Rent expense of $12,798 and $13,680 was incurred for the years ended June 30, 1997 and 1996, respectively. Minimum future lease payments required are as follows:

YEAR ENDING JUNE 30:
-----------------------------------------------------------------------------------
1998...............................................................................  $  12,033
1999...............................................................................      8,688
2000...............................................................................        858
2001...............................................................................        429
                                                                                     ---------
                                                                                     $  22,008
                                                                                     ---------
                                                                                     ---------

(6) INTEREST-BEARING DEPOSITS

    Interest-bearing deposits at June 30, 1997 consist of the following:

NOW and money market demand accounts...........................................  $  17,984,269
Savings........................................................................     10,866,712
Time deposits $100,000 and over................................................      5,779,572
Other time deposits............................................................     24,313,611
                                                                                 -------------
                                                                                 $  58,944,164
                                                                                 -------------
                                                                                 -------------

    A summary of time deposits by time remaining until maturity is as follows:

Due in one year or less........................................................  $  19,571,119
Due after one year through two years...........................................      7,496,046
Due after two years through three years........................................      3,026,018
                                                                                 -------------
                                                                                 $  30,093,183
                                                                                 -------------
                                                                                 -------------

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

(6) INTEREST-BEARING DEPOSITS (CONTINUED)
    Interest expense on deposits for the years ended June 30, 1997 and 1996 consists of the following:

                                                                        1997          1996
                                                                    ------------  ------------
NOW and money market demand accounts..............................  $    486,748       519,318
Savings...........................................................       334,724       358,060
Time deposits $100,000 and over...................................       259,937       207,611
Other time deposits...............................................     1,311,155     1,222,093
                                                                    ------------  ------------
                                                                    $  2,392,564     2,307,082
                                                                    ------------  ------------
                                                                    ------------  ------------

(7) INCOME TAXES

    The composition of income tax expense for the years ended June 30, 1997 and 1996 is as follows:

                                                                           1997        1996
                                                                        ----------  ----------
Current--federal......................................................  $  240,159     238,829
Current--state........................................................      66,054      68,848
Deferred taxes........................................................     (12,652)      5,695
                                                                        ----------  ----------
Income tax expense....................................................  $  293,561     313,372
                                                                        ----------  ----------
                                                                        ----------  ----------

    Expected income tax expense, computed by applying the effective federal statutory income tax rate of 34% to income before income tax expense, is reconciled to actual income tax expense as follows:

                                                                         1997         1996
                                                                      -----------  -----------
Computed "expected" income tax expense..............................  $   456,169      434,798
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income........................................     (160,728)    (165,851)
  State tax, net of federal benefit.................................       43,596       45,440
  Goodwill amortization.............................................       14,289       14,289
  Utilization of AMT credit.........................................      (43,771)     --
  Other, net........................................................      (15,994)     (15,304)
                                                                      -----------  -----------
Income tax expense..................................................  $   293,561      313,372
                                                                      -----------  -----------
                                                                      -----------  -----------

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

(7) INCOME TAXES (CONTINUED)
    The components of the deferred tax assets and deferred tax liabilities as of June 30, 1997 are summarized as follows:

Deferred tax assets:
  Allowance for loan losses......................................................  $    64,502
  Deferred directors' fees.......................................................       25,178
                                                                                   -----------
                                                                                        89,680
                                                                                   -----------
Deferred tax liabilities:
  Net unrealized gain on securities available-for-sale...........................       66,221
  Deferred loan fees.............................................................       33,844
  Depreciation of premises and equipment.........................................      120,739
  Other..........................................................................       10,076
                                                                                   -----------
                                                                                       230,880
                                                                                   -----------
Net deferred tax liability.......................................................  $  (141,200)
                                                                                   -----------
                                                                                   -----------

    A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be recognized. Bancorp has not established a valuation allowance as of June 30, 1997, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

(8) NOTES PAYABLE

    Notes payable at June 30, 1997 are as follows:

Secured term loan, due June 30, 1999............................................  $  1,266,307
Unsecured line of credit, due June 30, 1999.....................................       --
                                                                                  ------------
                                                                                  $  1,266,307
                                                                                  ------------
                                                                                  ------------

    The notes are collateralized by common stock of the Bank. The secured term loan and unsecured line of credit with an unaffiliated bank bear interest at the prime rate (8.50% at June 30, 1997). Maximum available credit under the line of credit is $100,000.

(9) EMPLOYEE BENEFIT PLAN

    The Bank maintains a defined contribution 401(k) employee benefit plan covering substantially all employees. The Bank makes contributions to the plan equal to 4% of covered employees' annual salaries. Employees are allowed to make additional contributions up to 15% of their annual salary. Employer contributions to the plan were $31,760 and $30,217 for the years ended June 30, 1997 and 1996.

    Postretirement benefits other than the 401(k) plan are generally not provided for the Bank's employees.

(10) COMMITMENTS AND CONTINGENT LIABILITIES

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

(10) COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the balance sheets. The contractual amount of off-balance-sheet financial instruments which represents credit risk as of June 30, 1997 is as follows:

Commitments to extend credit......................................................  $  736,787
Standby letters of credit.........................................................     108,000
                                                                                    ----------
                                                                                    ----------

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments and standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment and letter of credit amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; investments in debt securities; deposits with financial institutions; residential real estate; and income-producing commercial properties.

    Of the total commitments to extend credit, $3,705 represents fixed-rate loan commitments at June 30, 1997.

    Various legal claims have arisen during the normal course of business which, in the opinion of management after discussion with legal counsel, will not result in any material liability to the Bank.

    The Bank held a due-from-bank account of $1,203,227 and sold federal funds in the amount of $3,850,000 to an unaffiliated bank at June 30, 1997.

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

(11) PARENT COMPANY ONLY FINANCIAL INFORMATION

    Following are condensed balance sheets of Bancorp (parent company only) as of June 30, 1997 and condensed schedules of income and cash flows for the years ended June 30, 1997 and 1996:

                            CONDENSED BALANCE SHEETS
                        (DOLLARS EXPRESSED IN THOUSANDS)

                                            ASSETS
Cash...............................................................................  $      36
Investment in Bank.................................................................     10,619
                                                                                     ---------
Total assets.......................................................................  $  10,655
                                                                                     ---------
                                                                                     ---------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable......................................................................      1,266
Other liabilities..................................................................         34
                                                                                     ---------
Stockholders' equity:
  Common stock.....................................................................      2,463
  Retained earnings................................................................      7,663
  Treasury stock...................................................................       (900)
  Net unrealized gain on securities available-for-sale.............................        129
                                                                                     ---------
Total stockholders' equity.........................................................      9,335
                                                                                     ---------
Total liabilities and stockholders' equity.........................................  $  10,655
                                                                                     ---------
                                                                                     ---------

                         CONDENSED SCHEDULES OF INCOME
                        (DOLLARS EXPRESSED IN THOUSANDS)

                                                                                 1997       1996
                                                                               ---------  ---------
Income--dividends from Bank..................................................  $     771  $     377
Expense:
  Interest...................................................................        135        179
  Directors and committee fees...............................................         60         60
  Legal and professional fees................................................         16     --
  Other noninterest expense..................................................          2          4
                                                                               ---------  ---------
Total expense................................................................        213        243
                                                                               ---------  ---------
Income before income tax benefit and equity in undistributed earnings of
  Bank.......................................................................        558        134
Income tax benefit...........................................................        151         98
                                                                               ---------  ---------
Income before equity in undistributed earnings of Bank.......................        709        232
Equity in undistributed earnings of Bank.....................................        339        773
                                                                               ---------  ---------
Net income...................................................................  $   1,048  $     965
                                                                               ---------  ---------
                                                                               ---------  ---------

                   ILLINOIS ONE BANCORP, INC. AND SUBSIDIARY

(11) PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)
                       CONDENSED SCHEDULES OF CASH FLOWS
                        (DOLLARS EXPRESSED IN THOUSANDS)

                                                                                1997       1996
                                                                              ---------  ---------
Cash flows from operating activities:
  Net income................................................................  $   1,048        965
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of Bank................................       (339)      (733)
    Other, net..............................................................        (14)        37
                                                                              ---------  ---------
Net cash provided by operating activities...................................        695        269

Cash flows from investing activities--principal payments on notes payable...       (638)      (250)
Cash flows from financing activities--cash dividends paid on common stock...        (50)       (12)
                                                                              ---------  ---------
Net increase in cash and cash equivalents...................................          7          7
Cash and cash equivalents at beginning of year..............................         29         22
                                                                              ---------  ---------
Cash and cash equivalents at end of year....................................  $      36         29
                                                                              ---------  ---------
Supplemental disclosures of cash flow information--cash paid during the year for:
  Interest..................................................................  $     135        179
  Income taxes..............................................................     --         --
                                                                              ---------  ---------
                                                                              ---------  ---------

(12) UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited consolidated financial statements as of December 31, 1997 and for the six-month periods ended December 31, 1997 and 1996 include the accounts of Bancorp and Bank after elimination of material intercompany transactions. This unaudited data, in the opinion of the management of Bancorp, includes all adjustments necessary for the fair presentation thereof. All adjustments made were of a normal and recurring nature.

(13) SUBSEQUENT EVENT

    On December 15, 1997, Bancorp entered into an Agreement and Plan of Merger with National City Bancshares, Inc. (National City) to merge into National City (the Merger Agreement). As of December 31, 1997, National City, which is headquartered in Evansville, Indiana, had total assets of $1.3 billion. The Merger Agreement with National City will be effected by converting Bancorp's common stock into the right to receive as consideration, on a per share basis, that number of shares of National City common stock as shall equal $9,269.13, provided, however, that each share of Bancorp common stock shall be converted into not less than 221.22 and not more than 243.28 shares of National City common stock under the terms of the Merger Agreement. The merger is contingent upon approval of various regulatory agencies and the affirmative vote of the holders of at least two-thirds of the outstanding Bancorp common stock.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 15th day of December, 1997, by and between National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Illinois One Bancorp, Inc., an Illinois corporation ("IOBI").

                              W I T N E S S E T H:

    WHEREAS, IOBI owns all of the outstanding capital stock of Illinois One Bank, National Association, a national banking association (the "Bank"); and

    WHEREAS, the parties desire that IOBI merge with and into NCBE (the "Merger") in a transaction to be accounted for as a pooling-of-interests upon the terms and conditions contained herein; and

    WHEREAS, the Board of Directors of IOBI deems the Merger advisable and in the best interests of IOBI and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of IOBI's stockholders; and

    WHEREAS, the Board of Directors of NCBE has adopted a resolution approving the Merger and this Agreement.

    NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of IOBI, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

    1.  THE MERGER.

    (a) MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Business Corporation Act of Illinois (the "BCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), IOBI will be merged with and into NCBE. IOBI shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of IOBI in accordance with the Statutes.

    (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); and (ii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(ii) above are collectively referred to herein as the "Applicable Governmental Authorities").

    (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and IOBI as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 11, 12 and 13 of this Agreement. The parties shall execute and file on or prior to the Closing, articles of merger in the form required by the Statutes (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State and the Illinois Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

    2.  EFFECTS OF THE MERGER.

    (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Statutes.

    (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    3. CONVERSION OF IOBI COMMON. Without any action on the part of any holders of any of IOBI's shares of Common Stock, no par value ("IOBI Common"), or shares of capital stock of NCBE, the Merger shall have the following effects with regard to the IOBI Common:

    (a) CONVERSION OF IOBI COMMON. As of the Effective Time, each issued and outstanding share of IOBI Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive from NCBE that number of shares of Common Stock, without par value ("NCBE Common") as shall equal $9,269.13 divided by the Average Value (as hereafter defined) of the NCBE Common; provided, however, that each share of IOBI Common shall be converted into not less than 221.22 and not more than 243.28 shares of NCBE Common. The Average Value of a share of NCBE Common shall be equal to the average, weighted by daily trading volume, of the mean of the high and low per share trading prices as reported by the Nasdaq National Market System for the ten (10) trading days on which NCBE Common is traded ended three (3) days prior to the Closing. If between the date hereof and prior to the Closing, the shares of NCBE Common should be changed as the result of a stock dividend, stock split or reclassification (a "Share Adjustment"), the minimum and maximum number of shares of NCBE Common to be received by holders of IOBI Common amounts shall be appropriately adjusted to reflect the Share Adjustment.

    (b) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing IOBI Common. Each holder of IOBI Common exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average Value of the NCBE Common. Such cash, together with the shares of NCBE Common to be issued pursuant to Section 3(a) is referred to as the "Merger Consideration."

    (c) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of IOBI Common that is owned by IOBI in its treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The foregoing shall not apply to any issued and outstanding shares held by IOBI in a fiduciary or similar capacity.

    (d) DISSENTING SHARES. "Dissenting Shares" shall mean shares of IOBI Common held by any person who properly exercises and perfects rights under the BCA as a dissenting stockholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting stockholder under the BCA and shall not receive any part of the Merger Consideration.

    4. EFFECT ON NCBE COMMON. The Merger shall have no effect on the shares of NCBE Common issued and outstanding immediately prior to the Effective Time.

    5.  EXCHANGE OF CERTIFICATES.

    (a) SURRENDER OF CERTIFICATES. Within five (5) business days after the Effective Time, The National City Bank of Evansville (the "Exchange Agent"), shall send to each record holder of IOBI Common (except for holders of Dissenting Shares), a letter of transmittal for use in effecting the surrender of certificates formerly evidencing IOBI Common in exchange for the Merger Consideration. The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of IOBI Common shall be effected. Upon surrender of a certificate formerly evidencing IOBI Common to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange Agent, the Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of IOBI Common until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of IOBI Common for exchange as provided in this Section 5, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. Neither the Exchange Agent nor NCBE shall impose a fee for the issuance of any replacement certificates evidencing IOBI Common. If any payment for shares of IOBI Common is to be made in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member of the Medallion Signature Guarantee Program that is either a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either
(i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

    (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate(s) evidencing shares of IOBI Common with respect to the shares of NCBE Common evidenced thereby, and no cash payment in lieu of fractional shares shall be delivered to any such holder pursuant to Section 3, in each case until the surrender of such certificate(s) in accordance with this Section 5. Subject to the effect of applicable escheat laws, following surrender of any such certificate(s) there shall be paid to the holder of such certificate(s), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of NCBE Common to which such holder is entitled and
(ii) if such certificate(s) is (are) exchangeable for one or more whole shares of NCBE Common, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NCBE Common and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of NCBE Common.

    (c) ESCHEAT. Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of IOBI Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration paid upon the surrender of a certificate evidencing shares of IOBI Common in accordance with the terms of this Section 5 (and any cash paid in lieu of any fractional share pursuant to Section 3) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of IOBI Common theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by IOBI on such shares of IOBI Common in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of IOBI Common which were outstanding immediately prior to the Effective Time.

    (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable to former holders of IOBI Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"). Such withheld amounts shall be treated as having been paid by any such former holder of shares of IOBI Common.

    6. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to IOBI as follows:

    (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

    (b) NO SHAREHOLDER VOTE. No vote by the holders of any of the capital stock of NCBE to approve the Merger is required under Indiana law, the articles of incorporation or by-laws of NCBE or any rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

    (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 20,000,000 shares of NCBE Common, of which 9,929,724 shares were issued and outstanding as of November 30, 1997 (after giving effect to the stock dividend paid on December 8, 1997 to holders of record on November 24, 1997). All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock Option Plan and commitments to issue shares of NCBE Common in connection with the proposed acquisition of Fourth First Bancorp.

    (d) SUBSIDIARIES. Each of NCBE's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X as promulgated by the Securities and Exchange Commission (the "Commission")) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets and to carry on its respective business as now being conducted.

    (e) SEC DOCUMENTS. NCBE has provided IOBI with copies of the following reports filed by NCBE with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) annual report on Form 10-K for the year ended December 31, 1996; and (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

    (f) FINANCIAL INFORMATION. NCBE has delivered to IOBI the consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, and the unaudited consolidated balance sheet of NCBE and its subsidiaries as of September 30, 1997 and the related unaudited statements of income, changes in shareholders' equity and cash flow for the three months then ended that are included in the SEC Documents. Such financial statements (other than for interim periods) have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments). At December 31, 1996, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

    (g) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1996, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (f) not misleading.

    (h) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the best of NCBE's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending of threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

    (i) SHARES TO BE ISSUED IN THE MERGER. The shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

    (j) POOLING-OF-INTERESTS. As of the date of this Agreement, NCBE has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

    (k) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to IOBI or hereinafter required to be furnished to IOBI, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    7. REPRESENTATIONS AND WARRANTIES OF IOBI. IOBI represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule") as follows:

    (a) (i) ORGANIZATION AND GOOD STANDING OF IOBI. IOBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. IOBI is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by IOBI requires such qualification. IOBI is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

        (ii) CAPITAL STOCK. On the date hereof, IOBI has 12,500 shares of IOBI Common authorized, of which 2,373.47 shares are issued and outstanding and
    415.53 shares are held in the treasury. All of the issued and outstanding shares of IOBI Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of IOBI Common have been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of IOBI outstanding other than the IOBI Common and there are no outstanding, options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which IOBI is or may be obligated to issue additional shares of any class of capital stock or other equity securities of IOBI.

       (iii) ORGANIZATION OF THE BANK. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

        (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 55,000 shares of Common Stock, $10.00 par value per share ("Bank Stock") of which 55,000 shares are issued and outstanding and no shares are held in the treasury. IOBI is the record and beneficial owner of all of the issued and outstanding shares of Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of the Bank outstanding other than Bank Stock and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of any class of capital stock or other equity securities of the Bank.

    (b) AUTHORIZATION AND NO VIOLATION. Subject to receipt of approvals from the Applicable Governmental Authorities and approval by the shareholders of IOBI, the execution and delivery of this Agreement by IOBI and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of IOBI and this Agreement constitutes the legal, valid and binding obligations of IOBI, enforceable against IOBI in accordance with their terms, except as limited by
(x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by IOBI and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of IOBI or the articles of association and by-laws of the Bank, (ii) any Material Contract (as defined in Section 7(f)) of IOBI or the Bank or (iii) any other material license, law, order, rule, regulation or judgment to which IOBI or the Bank is a party, is bound or by which any of their respective properties or assets is subject. The minute books of IOBI accurately reflect in all material respects all corporate actions held or taken by its stockholders and Board of Directors (including committees of the Board of Directors).

    (c) SUBSIDIARIES. The only entity (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which IOBI has a direct or indirect equity or ownership interest is the Bank.

    (d) FINANCIAL STATEMENTS. IOBI has delivered to NCBE balance sheets of the Bank as of June 30, 1997 and 1996 and the related statements of income, stockholder's equity and cash flows for the two years ended June 30, 1997 and 1996. Such financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), the balance sheets present fairly the financial condition of the Bank as of their respective dates and the statements of income present fairly the results of operations for the respective periods covered. At June 30, 1997, there were no material liabilities of the Bank (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so shown or reflected.

    (e) TAXES AND TAX RETURNS.

        (i) Each of IOBI and the Bank has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which IOBI and the Bank either singly or in the aggregate have set aside adequate reserves. The amounts recorded as reserves for Taxes on the financial statements of the Bank as of June 30, 1997, are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended June 30, 1997 or for any year or period prior thereto. The federal and state Returns of IOBI and the Bank have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or the tax years have been closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended June 30, 1994 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon IOBI or the Bank. Neither IOBI nor the Bank has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. Neither IOBI nor the Bank has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. IOBI has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where IOBI was not the common parent of the group. Neither IOBI nor the Bank is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than IOBI or the Bank. Neither IOBI nor the Bank has filed a consent under
    Section 341(f) of the Code. IOBI has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to September 30, 1997, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after July 1, 1994.

        (ii) All monies required to be withheld from employees of IOBI and the Bank for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of IOBI management is adequate, has been established.

    (f) MATERIAL CONTRACTS. All executory contracts, indentures, commitments, and other agreements in excess of $25,000 to which IOBI or the Bank is a party or to which IOBI or the Bank or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract") were entered into in the ordinary course of business. Each of IOBI and the Bank has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by IOBI or the Bank or, to the best knowledge of IOBI management, any other party thereto has occurred which will impair the ability of IOBI or the Bank to enforce any material rights thereunder.

    (g) REAL ESTATE. The Bank has good title to all of the assets reflected as owned by it in its June 30, 1997 financial statements, and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by IOBI or the Bank are (i) to the best knowledge of IOBI management, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) to the best of IOBI's knowledge, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by IOBI or the Bank of the real property or tangible personal property owned or leased by either of them.

    (h) NO MATERIAL ADVERSE CHANGE. Since June 30, 1997, there has been no material adverse change in the business, financial condition, properties, results of operation, or capitalization of the Bank.

    (i) LITIGATION. Except as set forth on the Disclosure Schedule, there is no litigation, claim, investigation or other proceeding pending or, to the knowledge of IOBI, threatened, against or adversely affecting IOBI or the Bank, or of which the property of IOBI or the Bank is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of IOBI and the Bank, taken as a whole. To the best of IOBI's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of IOBI or the Bank in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting IOBI or the Bank, or the assets or business of IOBI or the Bank, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of IOBI and the Bank, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

    (j) INSURANCE. Each of IOBI and the Bank has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of IOBI for the business in which IOBI and the Bank are engaged. All policies of insurance owned or held by IOBI or the Bank are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

    (k) COMPLIANCE WITH LAWS. Each of IOBI and the Bank has conducted its business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by IOBI and the Bank, to the best knowledge of IOBI management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on IOBI and the Bank, taken as a whole.

    (l) BROKER'S AND FINDER'S FEES. Neither IOBI nor the Bank has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

    (m) EMPLOYEE BENEFIT PLANS.

        (i) Except for IOBI and the Bank, there are no other trades or businesses, whether or not incorporated, which, together with IOBI or the Bank, would be deemed to be a "single employer" within the meaning of
    Section 414(b), (c) or (m) of the Code.

        (ii) The Disclosure Schedule sets forth a true and a complete list of
    (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that IOBI or the Bank currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained for the benefit of any current or former employees of IOBI or the Bank (the ERISA Plans and such other plans are collectively referred to as the "Plans"). IOBI has made available to NCBE copies of all Plans and any related documents or instruments establishing the Plans or any related trusts or funding arrangements; the most recent determination letter, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based; fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement; and any material correspondence to or from the IRS, DOL or PBGC within the last three years preceding the date hereof in connection with any Plan.

       (iii) Neither IOBI nor the Bank currently maintains or contributes to, or has ever maintained or contributed to, a "multi-employer plan" as defined in
    Section 3(37) of ERISA.

        (iv) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or (C) benefits which in the aggregate are not material.

        (v) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and satisfies all legal requirements, including the requirements of the Tax Reform Act of 1986. To the best knowledge of IOBI management, nothing has occurred since the dates of the respective IRS favorable determination letters that could adversely affect the qualification of the Plans and their related trusts.

        (vi) To the best of IOBI's knowledge, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in substantial compliance with such requirements and its own terms.

       (vii) Neither IOBI nor the Bank currently maintains or contributes to, or has ever maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

      (viii) None of IOBI, the Bank, any of the Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which IOBI or the Bank, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or related trusts could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. Neither IOBI nor the Bank is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, may become liable for any tax imposed under Sections 4978 or 4978(B) of the Code.

        (ix) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against IOBI or the Bank or their officers or employees with respect to any Plan.

        (x) To the best of IOBI's knowledge, each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability to the Surviving Corporation, NCBE, IOBI or the Bank, to any person, entity or government agency for any conduct, practice or omission of IOBI or the Bank which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

        (xi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of IOBI or the Bank from IOBI or the Bank under any Plan or otherwise; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    (n) LABOR MATTERS. Neither IOBI nor the Bank is a party to or has in effect any organized labor contract or collective bargaining agreement.

    (o) ENVIRONMENTAL MATTERS.

        (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which IOBI and the Bank have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

        (ii) To the best of IOBI's knowledge, neither the conduct nor operation of IOBI or the Bank nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws or has in any respect that would have a material adverse effect on the financial condition, results of operations or business of IOBI and the Bank, taken as a whole, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) IOBI or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of IOBI and the Bank, taken as a whole. Neither IOBI nor the Bank has received any notice from any person or entity that IOBI or the Bank or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

    (p) REGULATORY COMPLIANCE. Neither IOBI nor the Bank is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the Illinois Office of Banks and Real Estate, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and neither IOBI nor the Bank has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of IOBI or the Bank.

    (q) POOLING-OF-INTERESTS. As of the date of this Agreement, IOBI has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

    (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by IOBI contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    8.  COVENANTS OF NCBE.  NCBE agrees with IOBI as follows:

    (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use its best efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use its best efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any commercially unreasonable terms of or commercially unreasonable conditions to an approval of any Applicable Governmental Authority, to change in a commercially unreasonable manner the business practices of NCBE or any NCBE subsidiary or institute any litigation in connection with such approvals. NCBE shall keep IOBI reasonably informed as to the status of such applications and make available to IOBI, upon reasonable request by IOBI from time to time, copies of such applications and any supplementally filed materials.

    (b) REGISTRATION STATEMENT. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement, including the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), as amended or supplemented, shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the information in the Proxy Statement/Prospectus furnished by NCBE for inclusion therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

    (c) LISTING. NCBE shall use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market.

    (d) ACCESS TO INFORMATION. NCBE shall permit IOBI reasonable access during regular business hours to its properties. NCBE shall disclose and make available to IOBI and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to IOBI, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which IOBI may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

    (e) EMPLOYEE-RELATED MATTERS. Subject to the continuing discretion of the Board of Directors of the Bank following the Merger, NCBE expects that the Bank will retain its current employees, including the officers. As soon as practicable following the Effective Time, employees of the Bank shall be entitled to participate in all employee benefit plans of NCBE. For purposes of eligibility and vesting in the NCBE Employees' Savings and Profit Sharing Plan, employees of the Bank will be given credit for their years of service as employees of the Bank. For purposes of the NCBE Employees' Plan for Pensions, employees of the Bank will be subject to all eligibility and vesting provisions of such plan, including years of service, without credit for service as an employee of the Bank. None of the provisions of this Section 8(e) shall confer upon any employee of IOBI or the Bank any right to be employed or retained in the employment of the Bank.

    (f) INDEMNIFICATION OF IOBI DIRECTORS AND OFFICERS. NCBE agrees to indemnify and hold harmless each person who is now, or who becomes prior to the Effective Time, a director or officer of IOBI (the "Indemnified Parties"), to the fullest extent permitted by Illinois law, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Illinois law upon receipt of any required undertaking), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of or, pertaining to this Agreement, the Merger, and any of the transactions contemplated in this Agreement, whether asserted before or after the Effective Time. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NCBE; provided, however, that NCBE shall have the right to assume the defense thereof and upon such assumption NCBE shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof. NCBE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). NCBE shall have no obligation hereunder to any Indemnified Party if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Illinois law. Any Indemnified Party wishing to claim indemnification under this Section 8(f), upon learning of any such claim, action, suit, proceeding or investigation, shall notify NCBE thereof, provided that the failure to so notify shall not affect the obligation of NCBE under this Section 8(f), except to the extent such failure to notify materially prejudices NCBE. NCBE's obligations under this Section 8(f) shall continue in full force and effect for a period of three (3) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. The provisions of this Section 8(f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    (g) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. NCBE agrees that IOBI may purchase an extension of the discovery period under its existing directors' and officers' liability insurance policy for a total cost not to exceed $8,000.

    9. AGREEMENTS WITH RESPECT TO CONDUCT OF IOBI AND THE BANK PRIOR TO THE CLOSING. IOBI agrees with NCBE as follows:

    (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS. Each of IOBI and the Bank will, except as otherwise agreed to in writing by NCBE:

        (i) carry on its respective business in the ordinary course and consistent with its respective policies, procedures and practices as heretofore conducted;

        (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

       (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

        (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

        (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

    (b) NOTICE. IOBI will promptly notify NCBE of any event of which hereafter becomes known to IOBI management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of IOBI and the Bank, taken as a whole, or if IOBI determines that it may be unable to fulfill the conditions set forth in Section 11 or 12 hereof.

    (c) PROHIBITED ACTION WITHOUT APPROVAL. Neither IOBI nor the Bank will, except with the prior written consent of NCBE, do any of the following:

        (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by IOBI or the Bank; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by IOBI or the Bank (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $1,000,000 to any person other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

        (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $100,000 in the aggregate; or

       (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of IOBI or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders other than (A) cash dividends on the IOBI Common in an amount not to exceed $5.00 per share per quarter, payable in accordance with past practices; provided, however, that IOBI and NCBE shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs, such that IOBI shareholders shall receive a quarterly dividend from either IOBI or NCBE but not both during or with respect to such quarter, (B) cash dividends payable by the Bank, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and (E) obligations or liabilities permitted to be incurred pursuant to Section 9(c)(i) hereof; or

        (iv) sell, pledge or redeem any of the Bank Stock; amend its articles of incorporation or by-laws or permit the Bank to amend its articles of association or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

        (v) enter into or amend any employment agreement; or

        (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

       (vii) open any new office or close any current office of the Bank at which business is conducted; or

      (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

    (d) NO SOLICITATION.

        (i) Neither IOBI nor the Bank nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless IOBI's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach its fiduciary duties under applicable law, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to IOBI or the Bank to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire IOBI or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of IOBI or the Bank. IOBI will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

        (ii) Upon the execution of this Agreement, IOBI shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire IOBI or the Bank.

    (e) INSIDER LENDING. The Bank shall not change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

    (f) NO VIOLATION. Neither IOBI nor the Bank will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

    (g) ACCOUNTING. Each of IOBI and the Bank will maintain its books, accounts and records in accordance with GAAP. Neither IOBI nor the Bank shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither IOBI nor the Bank shall change any practice or policy with respect to the charging off or loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

    10.  ADDITIONAL AGREEMENTS.  IOBI agrees as follows:

    (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, IOBI shall permit NCBE and its authorized representatives reasonable access during regular business hours to IOBI's properties and those of the Bank. IOBI shall make its and the Bank's directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and IOBI shall, and shall cause the Bank to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of IOBI and the Bank, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

    (b) MANAGEMENT REPORTS. IOBI shall promptly provide to NCBE copies of any reports to the Board of Directors of IOBI or the Bank or any committee thereof and minutes of all meetings of the Board of Directors of IOBI and the Bank and each committee thereof. Throughout the period prior to the Effective Time, IOBI and the Bank will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of IOBI and the Bank.

    (c) NOTIFICATION OF CHANGE. IOBI shall promptly notify NCBE of any material change in the ordinary course of business or in the operation of the properties of IOBI or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving IOBI or Bank which is material to, or which might have a material adverse effect on IOBI and the Bank, taken as a whole, or of any breach by IOBI or the Bank of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

    (d) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, IOBI shall promptly furnish NCBE with any information within its possession which relates to IOBI or the Bank and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. IOBI agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

    (e) RESTRICTION ON RESALES. IOBI shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit A hereto, of each of its officers and directors and shall use its best efforts to obtain similar agreements from each other person who owns 5% or more of the outstanding shares of IOBI Common and any other persons who may reasonably be deemed by NCBE to be an "affiliate" of IOBI within the meaning of such term as used in Rule 145 under the Securities Act.

    (f) STOCKHOLDER APPROVAL. IOBI shall cause to be duly called and held a special meeting of the holders of IOBI Common for submission of this Agreement and the Merger for approval of such stockholders as required by the BCA. In connection with such stockholders' meeting, (i) IOBI shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including the Proxy Statement/Prospectus with the SEC and applicable state securities authorities, and IOBI shall mail the Proxy Statement/Prospectus to its shareholders; (ii) IOBI shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with the Proxy Statement/Prospectus; (iii) the Board of Directors of IOBI (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its stockholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such approval; and (iv) IOBI agrees that the information furnished to NCBE for inclusion in the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

    11. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Merger shall have been approved by the holders of two-thirds of the outstanding shares of IOBI Common.

    (b) REGULATORY APPROVAL. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

    (c) NO ACTION TO PREVENT CONSUMMATION.

        (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (i) result in an order enjoining the Merger, (ii) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Merger; or (iii) have a material adverse effect on the future conduct of the business of a party;

        (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Merger; and

       (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

    (e) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

    12. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

    (a) STATUS AS OF CLOSING. All representations and warranties of IOBI contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on IOBI and the Bank, taken as a whole; IOBI shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of IOBI and the Bank, taken as a whole; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of IOBI) stating that to the best of his knowledge such conditions have been satisfied.

    (b) ATTORNEY'S OPINION. NCBE shall have received an opinion, dated the Closing, of Schiff, Hardin & Waite, counsel for IOBI, in substantially the form of Exhibit B attached hereto.

    (c) POOLING-OF-INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method under Accounting Principles Board No. 16 if consummated in accordance with this Agreement; provided, however, that this condition shall be waived if the reasons that the Merger does not so qualify arise solely out of actions or circumstances within the control of NCBE.

    13. CONDITIONS TO OBLIGATIONS OF IOBI. The obligation of IOBI to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

    (a) STATUS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to IOBI a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

    (b) ATTORNEY'S OPINION. IOBI shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto.

    (c) FAIRNESS OPINION. IOBI shall have received from Fister and Associates, Inc., St. Louis, Missouri, an opinion, in form and substance reasonably acceptable to IOBI, updating as of the date of mailing the Proxy
Statement/Prospectus the opinion delivered on the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to the IOBI shareholders.

    14. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and (c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

    15.  PAYMENT OF EXPENSES.

    (a) EXPENSES GENERALLY. Except as otherwise provided in subsection (b) below, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carry out this Agreement and the transactions contemplated hereby.

    (b) REIMBURSEMENT OF NCBE. Upon the occurrence of a Triggering Event (as hereafter defined), IOBI shall reimburse NCBE for all of its out-of-pocket expenses and costs, including fees of accountants and attorneys, incurred in connection with the transactions contemplated by this Agreement up to a maximum of $150,000. As used herein, the term "Triggering Event" shall mean both (i) the termination of this Agreement for any reason other than a failure of any of the conditions set forth in Sections 11(b), 11(c), 11(d), 11(e), 11(f) or pursuant to Section 16 hereof and (ii) the occurrence of any of the following within one
(1) year of the date of termination: (A) IOBI enters into any agreement with respect to a Competing Transaction; (B) the Board of Directors of IOBI recommends a Competing Transaction to IOBI's shareholders; or (C) following the announcement of a Competing Transaction, the Board of Directors of IOBI withdraws or modifies its recommendation of the Merger or this Agreement. The term "Competing Transaction" means any of the following: (x) an offer by any person or group of persons (other than NCBE) to acquire ownership of twenty-five percent (25%) or more of the IOBI Common or the Bank Stock; or (y) a proposal for a merger, consolidation, share exchange, business combination, or similar transaction involving IOBI; or (z) a proposal for a sale, lease, exchange, transfer or other disposition of twenty-five percent (25%) or more of the assets of IOBI shall occur. The terms "person" and "group of persons" shall have the meanings conferred thereon by Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder.

    16. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of IOBI have approved this Agreement, this Agreement may be terminated at any time on or prior to the Closing:

    (a) MUTUAL CONSENT. By mutual written consent of a majority of the members of each of the Boards of Directors of IOBI and NCBE, or

    (b) COMPETING TRANSACTION. By the Board of Directors of IOBI if IOBI or its Board of Directors accepts, approves or recommends a Competing Transaction to its stockholders, provided that IOBI has simultaneously delivered to NCBE the amounts payable pursuant to Section 15(b).

    (c) OTHERWISE. (i) By the Board of Directors of IOBI, upon written notice to NCBE, if by June 15, 1998, any of the conditions set forth in Sections 11 or 13 shall not have been satisfied or are no longer capable of being satisfied; or
(ii) by the Board of Directors of NCBE, upon written notice to IOBI, if by June 15, 1998, any of the conditions set forth in Sections 11 or 13 shall not have been satisfied or are no longer capable of being satisfied.

    (d) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or IOBI pursuant to this Section 16, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or IOBI or the respective directors, officers, employees, agents or stockholders of either of them except for any liability under Section 15(b) or unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

    17. PUBLICITY AND REPORTS. NCBE and IOBI shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

    18. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 5, 8(d), 8(f) and 15(b) shall survive the Effective Time or the earlier termination of this Agreement.

    19. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

    If to NCBE, addressed to:

      National City Bancshares, Inc.
       227 Main Street
       P. O. Box 868
       Evansville, Indiana 47705-0868
       Attn: Robert A. Keil
       Fax No. (812) 464-9825

       With a copy addressed to:

      Baker & Daniels
       300 North Meridian Street, Suite 2700
       Indianapolis, Indiana 46204-1782
       Attn: David C. Worrell
       Fax No. (317) 237-1000

    If to IOBI, addressed to:

      Illinois One Bancorp, Inc.
       Posey Avenue & Lincoln Boulevard West
       Shawneetown, Illinois 62984
       Attn: Tom Patton
       Fax No. (618) 269-3179

       With a copy addressed to:

      Schiff Hardin & Waite
       Suite 100
       300 Hamilton Boulevard
       Peoria, Illinois 61602
       Attn: Theodore L. Eissfeldt
       Fax No. (309) 673-2801

    20.  MISCELLANEOUS.

    (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

    (b) LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

    (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

    (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of IOBI, to the extent authorized by applicable law, by a writing signed by IOBI and NCBE.

    (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

    (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

    (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                           NATIONAL CITY BANCSHARES, INC.

                                           By:                   /s/ ROBERT A. KEIL
                                                      ----------------------------------------
                                                      Robert A. Keil, President

ATTEST:

           /s/ HAROLD A. MANN
----------------------------------------
Harold A. Mann, Secretary

                                           ILLINOIS ONE BANCORP, INC.

                                           By:                    /s/ JAMES J. GALT
                                                      ----------------------------------------
                                                      James J. Galt, President

ATTEST:

           /s/ PATRICK FELKER
----------------------------------------
Patrick Felker, Secretary

                                   EXHIBIT A
                            FORM OF AFFILIATE LETTER

Gentlemen:

    In connection with the merger (the "Merger") of Illinois One Bancorp, Inc., an Illinois corporation ("IOBI"), with and into National City Bancshares, Inc., an Indiana corporation ("NCBE"), pursuant to the Agreement and Plan of Merger dated as of December 15, 1997 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, without par value ($1.00 stated value per share), of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of IOBI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and IOBI to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and IOBI as follows:

        A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

       "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule."

        B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

        C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale within the limits and in accordance with the applicable provisions of Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

    It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145(d)(3) under the 1933 Act, as it may be amended from time to time.

    I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of IOBI Common Stock held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of IOBI and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                                          Very truly yours,
                                          ______________________________________

                                   EXHIBIT B
                      FORM OF OPINION OF COUNSEL FOR IOBI

    Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

    1. IOBI is an existing corporation in good standing under the laws of the State of Illinois and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank is an existing national banking association in good standing under the laws of the United States.

    2. IOBI and the Bank have the requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

    3. The authorized capital stock of IOBI consists of 12,500 shares of IOBI common stock, no par value. To the best of our knowledge after due inquiry, there are 2,373.47 shares of IOBI Common issued and outstanding and 415.53 shares in the treasury.

    4. The authorized capital stock of the Bank consists of 55,000 shares of common stock, $10.00 par value per share. To the best of our knowledge after due inquiry, there are 55,000 shares of Bank Stock issued and outstanding, all of which are owned of record by IOBI.

    5. All the outstanding shares of IOBI Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and, to the best of our knowledge after due inquiry, were not issued in violation of any preemptive rights.

    6. The Agreement has been duly executed and delivered by IOBI and constitutes a valid and binding obligation of IOBI, enforceable against IOBI in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

    7. All consents or approvals of any Applicable Governmental Authorities required to be obtained by IOBI in connection with the Merger have been obtained.

    8. The execution and delivery by IOBI of, and the performance by IOBI of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of association or by-laws of the Bank, or (b) to the best of our knowledge after due inquiry, violate, result in a breach of or constitute a default under any material contract, agreement or other instrument to which IOBI is a party or by which its properties are bound.

    9. Upon the filing and acceptance of the Articles of Merger by the Illinois Secretary of State and assuming the Merger is effective under the laws of the State of Indiana, the Merger will become effective under the BCA upon the issuance of a Certificate of Merger by the Illinois Secretary of State.

    10. The meeting of stockholders of IOBI held on                 , 1998, was
duly held in accordance with all applicable requirements of the BCA and the articles of incorporation and bylaws of IOBI, and the Agreement was duly adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of IOBI Common, which is the only vote on the part of the holders of any class of IOBI capital stock required in order to approve the Merger.

                                   EXHIBIT C
                      FORM OF OPINION OF COUNSEL FOR NCBE

    Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

    1. NCBE is a corporation organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

    2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

    3. The authorized capital stock of NCBE consists of 20,000,000 shares of common stock, without par value (stated value $1.00 per share). All shares of NCBE Common to be issued to shareholders of IOBI pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

    4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

    5. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

    6. No vote by the holders of any of the capital stock of NCBE to approve the Merger is required under Indiana law, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

    7. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

    8. Upon the filing and acceptance of the Articles of Merger by the Indiana Secretary of State and assuming the Merger is effective under the laws of the State of Illinois, the Merger will become effective under the IBCL at the time specified in the Articles of Merger.

                                   APPENDIX B

                   [LETTERHEAD OF FISTER & ASSOCIATES, INC.]

         , 1998

Board of Directors
Illinois One Bancorp, Inc.
Posey Avenue & Lincoln Boulevard West
P.O. Box 279
Shawneetown, IL 62984

Board of Directors:

    We understand that Illinois One Bancorp, Inc. ("IOBI") and National City Bancshares, Inc. ("NCBE") have entered into an Agreement and Plan of Merger (the "Merger"), dated December 15, 1997, which provides for, among other things, the merger of IOBI with and into NCBE. We have been told that each issued and outstanding IOBI common share, no par value, will be converted into the right to receive from NCBE that number of NCBE common shares, without par value, equal to $9.269.13 divided by the Average Value of the NCBE common shares; provided, however, that each share of IOBI common shall be converted into not less than
221.22 and not more than 243.28 shares of NCBE commons stock. The Average Value of a share of NCBE common stock shall be equal to the average, weighted by daily trading volume, of the mean of the high and low per share trading prices as reported by the Nasdaq National Market System for the ten trading days which NCBE common is traded ended three days prior to the closing of the Merger.

    We have been requested by the IOBI Board of Directors to render our opinion (the "Opinion") that the Merger is fair to the IOBI Shareholders from a financial point of view. This Opinion does not in any manner address the underlying business decision as to whether the Board of Directors or the Shareholder should proceed with or effect the Merger.

    Fister & Associates, Inc., as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, divestitures, underwritings, private placements and valuations for corporate reorganizations, estate tax, and other purposes. We are familiar with IOBI and NCBE and have completed our financial analysis of the Merger. Further, Fister & Associates, Inc., has no business relationship with either IOBI or NCBE and its fee is not contingent on the Merger being consummated and is not based upon any percentage of any valuation or other amount.

    In rendering the Opinion, we have reviewed the agreements respecting the Merger. We also have reviewed the financial and other information that was publicly available or furnished to us by IOBI, including information provided during our discussion with the executive officers of IOBI, which included discussions of recent developments and management's financial projections. We have also reviewed other available pertinent information that we consider relevant and conducted such studies, analyses and investigations as we deemed appropriate for purposes of the Opinion.

    In rendering the Opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IOBI as to the future operating and financial performance of such. We have assumed that the Merger would comply with applicable law and regulations as currently in effect. We did not make an independent evaluation or appraisal of the assets and liabilities of IOBI or NCBE.

    Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. The Opinion is for the use and benefit of the Board of Directors of IOBI. The Opinion is not intended to be and does not constitute a recommendation to the Shareholders and the Board of Directors of IOBI as to whether to accept the shares of NCBE to be offered to the Shareholders of IOBI in the Merger.

    Based upon the foregoing and such other factors as we deem relevant, and in reliance thereon, we are of the opinion that (i) the shares of NCBE to be received by the Shareholders of IOBI pursuant to the Merger have a fair market value not less than the shares of IOBI that they will deliver and (ii) that the Merger is fair to the IOBI Shareholders from a financial point of view.

Yours very truly,
FISTER & ASSOCIATES, INC.
/s/ RICHARD E. FISTER

Richard E. Fister
President

                                   APPENDIX C
               EXCERPTS OF THE ILLINOIS BUSINESS CORPORATION ACT
                              (DISSENTERS' RIGHTS)

    5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i) alters or abolishes a preferential right of such shares;

        (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

       (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

        (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

        (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

    5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

    (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

        (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

        (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefitted. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

    (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding to which the director or officer was a party because of serving as a director or officer of the corporation.

    As permitted by the Indiana Business Corporation Law, the Registrant's Articles of Incorporation provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

    In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits: The list of exhibits is incorporated by reference to the Index to Exhibits on page E-1.

    (b) Financial Statement Schedules: All financial statements schedules are omitted since the required information is not applicable or is not present in amounts sufficient to require submission of the schedules.

ITEM 22.  UNDERTAKINGS.

    1.  The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through use of a prospectus which is a part of this Registration Statement, by a person or party who is deemed to be an underwriter within the making of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

    4. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    6. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    7. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EVANSVILLE, STATE OF INDIANA, ON MARCH 27, 1998.

                                NATIONAL CITY BANCSHARES, INC.

                                By:            /s/ MICHAEL F. ELLIOTT
                                     -----------------------------------------
                                                Michael F. Elliott,
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael F. Elliott and Robert A. Keil and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
    /s/ MICHAEL F. ELLIOTT        Chief Executive Officer
------------------------------    and Director (Principal     March 27, 1998
      Michael F. Elliott          Executive Officer)

                                President, Chief Financial
      /s/ ROBERT A. KEIL          Officer and Director
------------------------------    (Principal Financial        March 27, 1998
        Robert A. Keil            Officer)

 /s/ STEPHEN C. BYELICK, JR.    Secretary and Treasurer
------------------------------    (Principal Accounting       March 27, 1998
   Stephen C. Byelick, Jr.        Officer)

    /s/ JANICE L. BEESLEY
------------------------------  Director                      March 27, 1998
      Janice L. Beesley

     /s/ SUSANNE R. EMGE
------------------------------  Director                      March 27, 1998
       Susanne R. Emge

     /s/ DONALD G. HARRIS
------------------------------  Director                      March 27, 1998
       Donald G. Harris

     /s/ DR. H. RAY HOOPS
------------------------------  Director                      March 27, 1998
       Dr. H. Ray Hoops

     /s/ JOHN D. LIPPERT
------------------------------  Director                      March 27, 1998
       John D. Lippert

    /s/ RONALD G. REHERMAN
------------------------------  Director                      March 27, 1998
      Ronald G. Reherman

  /s/ LAURENCE R. STEENBERG
------------------------------  Director                      March 27, 1998
    Laurence R. Steenberg

     /s/ RICHARD F. WELP
------------------------------  Director                      March 27, 1998
       Richard F. Welp

                               INDEX TO EXHIBITS

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
         2   Agreement and Plan of Merger dated December 15, 1997 between the Registrant and Illinois One Bancorp.,
               Inc., (incorporated by reference to Appendix A to the Proxy Statement/ Prospectus included in this
               Registrant Statement).

      3(a)   Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(A) to Form 10-K for the year ending December 31, 1996).

      3(b)   By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii) to Form 10-K for the year ending December 31, 1997).

         5   Opinion of Baker & Daniels, counsel for Registrant, regarding legality of securities offered hereby.

         8   Opinion of Baker & Daniels, counsel for Registrant, regarding tax matters.

     10(a)   Term Loan Agreement, dated as of June 26, 1996 between Twenty-One Southeast Third Corporation, the
               Registrant and The Northern Trust Company (incorporated by reference to Exhibit 10(a) to Form 10-Q for the period ending June 30, 1996).

     10(b)   Incentive Stock Option Plan (incorporated by reference to Exhibit 10(b) to Form 10-Q for the period ending June 30, 1996).

     10(c)   Incentive Stock Option Plan, First Amendment, dated as of December 18, 1996 (incorporated by reference to
               Exhibit 10(c) to Form 10-K for the year ending December 31, 1996).

     10(d)   Incentive Stock Option Plan, Second Amendment, dated as of March 19, 1997 (incorporated by reference to
               Exhibit 10(d) to Form 10-K for the year ending December 31, 1996).

     10(e)   Supplemental Retirement Benefit Agreement between John D. Lippert and the Registrant (incorporated by reference to Exhibit 10(e) to Form 10-K for the year ending December 31, 1996).

     10(f)   Term Loan Agreement, First Amendment, dated as of January 31, 1997 (incorporated by reference to Exhibit
               10(f) to Form 10-K for the year ending December 31, 1996).

     10(g)   Credit Agreement dated December 22, 1997 between the Registrant and NBD Bank (incorporated by reference to Exhibit 10(g) to Form 10-K for the year ending December 31, 1997).

     10(h)   Amendment to Credit Agreement dated January 22, 1998 between the Registrant and NBD Bank (incorporated by reference to Exhibit 10(h) to Form 10-K for the year ending December 31, 1997).

        21   Subsidiaries of Registrant.

     23(a)   Consent of McGladrey & Pullen, LLP.

     23(b)   Consent of KPMG Peat Marwick LLP.

     23(c)   Consent of Baker & Daniels--included in its opinions filed as Exhibits 5 and 8.

        24   Power of Attorney--included on page II-4.

        99   Form of IOBI Proxy.

                                      E-1